EXHIBIT 10.35


                                                                      APPENDIX A



                         ===============================


                              TRANSACTION AGREEMENT


                                     between


                       CENEX HARVEST STATES COOPERATIVES,
                       a Minnesota cooperative association

                                       and

                           FARMLAND INDUSTRIES, INC.,
                        a Kansas cooperative corporation




                         Dated as of September 23, 1999


                         ===============================

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                                TABLE OF CONTENTS

ARTICLE I

    THE TRANSACTION............................................................1
    Section 1.01   Overview of Transaction.....................................1
    Section 1.02   The Closing.................................................2
    Section 1.03   Actions at the Closing......................................2
    Section 1.04   Effect of Transaction.......................................3

ARTICLE II

    REPRESENTATIONS AND WARRANTIES OF CHSC.....................................5
    Section 2.01   Organization and Good Standing..............................6
    Section 2.02   Financial Statements........................................6
    Section 2.03   Absence of Liabilities......................................6
    Section 2.04   Title to Property...........................................6
    Section 2.05   Intellectual Property.......................................7
    Section 2.06   Compliance with Laws, etc...................................7
    Section 2.07   Pending Litigation, Claims, Actions, Proceedings or
                   Investigations..............................................7
    Section 2.08   Absence of Defaults.........................................7
    Section 2.09   Authorization...............................................8
    Section 2.10   Insurance...................................................8
    Section 2.11   Governmental Authorization..................................8
    Section 2.12   Subsidiaries................................................8
    Section 2.13   SEC Filings.................................................9
    Section 2.14   Absence of Certain Changes..................................9
    Section 2.15   Taxes.......................................................9
    Section 2.16   Employee Benefit Plans.....................................10
    Section 2.17   Environmental Matters......................................11
    Section 2.18   Pooling; Tax Treatment.....................................12
    Section 2.19   No Dissenters' Rights......................................12
    Section 2.20   Acquisition Co.............................................12
    Section 2.21   Full Disclosure............................................13

ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF FARMLAND................................13
    Section 3.01   Organization and Good Standing.............................13
    Section 3.02   Financial Statements.......................................14
    Section 3.03   Absence of Liabilities.....................................14
    Section 3.04   Title to Property..........................................14
    Section 3.05   Intellectual Property......................................14
    Section 3.06   Compliance with Laws, etc..................................15


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    Section 3.07   Pending Litigation, Claims, Actions, Proceedings or
                   Investigations.............................................15
    Section 3.08   Absence of Defaults........................................15
    Section 3.09   Authorization..............................................15
    Section 3.10   Insurance..................................................16
    Section 3.11   Governmental Authorization.................................16
    Section 3.12   Subsidiaries...............................................16
    Section 3.13   SEC Filings................................................16
    Section 3.14   Absence of Certain Changes.................................17
    Section 3.15   Taxes......................................................17
    Section 3.16   Employee Benefit Plans.....................................18
    Section 3.17   Environmental Matters......................................19
    Section 3.18   Pooling; Tax Treatment.....................................19
    Section 3.19   No Dissenters' Rights......................................19
    Section 3.20   Full Disclosure............................................20

ARTICLE IV

    PRE-CLOSING COVENANTS.....................................................20
    Section 4.01   Selection of Structure.....................................20
    Section 4.02   Good Faith Efforts.........................................20
    Section 4.03   Preservation of Business...................................21
    Section 4.04   Conduct of Business........................................21
    Section 4.05   Meetings of Members........................................22
    Section 4.06   Full Access................................................22
    Section 4.07   Notice of Developments.....................................23
    Section 4.08   Exclusive..................................................23
    Section 4.09   Hart-Scott-Rodino Filings..................................23
    Section 4.10   Tax and Accounting Treatment...............................23

ARTICLE V

    CLOSING CONDITIONS........................................................23
    Section 5.01   Conditions to Obligations of Each Party....................24
    Section 5.02   Additional Conditions to Obligation of CHSC................24
    Section 5.03   Additional Conditions to Obligation of Farmland............25

ARTICLE VI

    POST-CLOSING AGREEMENTS...................................................26
    Section 6.01   Consolidation of Benefit Plans.............................26
    Section 6.02   Patronage Distributions....................................26
    Section 6.03   Indemnification of Former Officers; Insurance..............26

ARTICLE VII

    TERMINATION...............................................................27
    Section 7.01   Termination of Agreement...................................27


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    Section 7.02   Effect of Termination......................................27

ARTICLE VIII

    MISCELLANEOUS.............................................................28
    Section 8.01   Waiver of Conditions.......................................28
    Section 8.02   Amendment..................................................28
    Section 8.03   Binding Nature.............................................28
    Section 8.04   Counterparts...............................................28
    Section 8.05   Entire Agreement...........................................28
    Section 8.06   Notices....................................................28
    Section 8.07   Non-Survival of Representations and Warranties.............29
    Section 8.08   Captions...................................................29


Exhibits

Exhibit A-1   -    Structure A Plan of Merger
Exhibit A-2   -    Structure A Surviving Entity Bylaws
Exhibit B-1   -    Structure B Plans of Merger
Exhibit B-2   -    Structure B Surviving Entity Bylaws
Exhibit C     -    Senior Management Reporting Relationships
Exhibit D     -    Capital Plan

CHSC Disclosure Schedule
Farmland Disclosure Schedule


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


                              TRANSACTION AGREEMENT

         THIS TRANSACTION AGREEMENT (this "Agreement") is made and entered into as of September 23, 1999, by and between CENEX HARVEST STATES COOPERATIVES, a Minnesota cooperative association ("CHSC"), and FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation ("Farmland").

         WHEREAS, each of CHSC and Farmland is an agricultural cooperative organized for the purposes of benefitting and serving its members and patrons; and

         WHEREAS, the parties believe that the unification of their respective business operations and assets will be in the best interest of their respective members; and

         WHEREAS, on May 6, 1999, the parties entered into a Memorandum of Intent pursuant to which both parties agreed to negotiate in good faith to reach agreement on the principal terms of a transaction pursuant to which they would combine their respective assets and business operations into a single entity, through a form of business combination to be determined by the parties, and

         WHEREAS, the parties have now reached agreement as to the final terms and conditions of such business combination, and wish to reduce such agreement to writing as more particularly described herein.

         NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION

         SECTION 1.01 OVERVIEW OF TRANSACTION.

         At the Effective Time (as such term is defined in section 1.04 hereof), CHSC and Farmland will combine into a single entity named "United Country Brands, Inc." (the "Surviving Entity"). The combination will be in the form of either (a) Structure A, which will be a merger of Farmland with and into CHSC, with CHSC as the Surviving Entity, such merger to become effective at the Effective Time ("Structure A"), or (b) a merger, prior to the Effective Time, of CHSC into UCB Acquisition Co., an Ohio cooperative corporation and wholly-owned subsidiary of CHSC ("Acquisition Co."), with Acquisition Co. as the survivor in such merger (the "CHSC/Acquisition Co. Merger"), and immediately thereafter, the merger of Farmland into Acquisition Co., with Acquisition Co. as the Surviving Entity ("Structure B"). The parties anticipate and agree that Structure A constitutes the structure that is preferred by the parties and the default structure to accomplish the combination, and agree that Structure A shall be used (and that the parties will use their best efforts to resolve any issues relating to the use of Structure A) unless, prior to the Closing

(as defined herein), either party obtains an opinion of counsel to the effect that use of such Structure A would have a Material Adverse Effect (as defined herein) on the Surviving Entity. If Structure A is used to accomplish the combination, then (i) the parties shall execute, deliver and file the Agreement and Plan of Merger attached hereto as Exhibit A-1 to effectuate the merger therein contemplated; and (ii) effective as of the Effective Time, the Surviving Entity will be governed by Articles of Incorporation in the form attached hereto as Schedule I to such Plan of Merger and Bylaws in the form attached hereto as Exhibit A-2, and will otherwise continue to operate and exist as a cooperative association organized under the laws of the State of Minnesota. If Structure B is used to accomplish the combination, then (i) CHSC shall take appropriate action to effectuate the CHSC/Acquisition Co. Merger, and in connection therewith, shall execute, deliver and file the appropriate Agreement and Plan of Merger attached hereto as Exhibit B-1 and shall redeem all of its outstanding Equity Participation Units in the Defined Business Units; (ii) thereafter the parties shall execute, deliver and file the appropriate Agreement and Plan of Merger attached hereto as Exhibit B-1 as required by law to effectuate the merger of Farmland into Acquisition Co.; and (iii) effective as of the Effective Time, the Surviving Entity will be governed by Articles of Incorporation in the form attached hereto as Schedule I to such Plan of Merger and Bylaws in the form attached hereto as Exhibit B-2, and will (subject to Section 4.01 hereof) continue to operate and exist as a cooperative association organized under the laws of the State of Ohio. The Agreement and Plan of Merger so used and executed, delivered and filed as hereinabove provided is referred to herein as the "Plan of Merger", the Articles of Incorporation which serve as the Articles of Incorporation of the Surviving Entity are referred to herein as the "Surviving Entity Articles", the Bylaws which serve as the Bylaws of the Surviving Entity are referred to herein as the "Surviving Entity Bylaws", and the merger transaction therein contemplated, together with all actions, consents, agreements and transactions described herein or otherwise necessary or desirable in connection therewith, are referred to collectively herein as the "Transaction."

         SECTION 1.02 THE CLOSING.

         Unless this Agreement is terminated and the Transaction is abandoned as provided in Article VII hereof, the closing for the Transaction (the "Closing") shall take place on or before February 29, 2000, or such other date as the parties may mutually determine (the "Closing Date"), subject to the satisfaction or waiver of all conditions to the obligations of each of the parties to consummate the Transaction (other than conditions with respect to actions which the respective parties will take at the Closing itself).

         SECTION 1.03 ACTIONS AT THE CLOSING.

         At the Closing, the parties shall (a) execute and deliver the Agreement and Plan of Merger pursuant to Section 1.01 above, (b) deliver the various certificates, instruments and documents referred to in the Plan of Merger or in
Article V of this Agreement, and (c) cause to be filed with the Secretary of State of the appropriate states the Plan of Merger, certificate of merger or such other documents as may be required by the applicable laws to effectuate the Transaction pursuant to the terms of the Plan of Merger and this Agreement.


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         SECTION 1.04 EFFECT OF TRANSACTION.

         The Transaction shall become fully effective at 12:02 a.m. Central Time on March 1, 2000 (the "Effective Time"). The Transaction shall have the effect set forth in the Plan of Merger, this Agreement and applicable state law. At any time after the Effective Time, the Surviving Entity may take any action (including executing and delivering any document) in the name and on behalf of either party to this Agreement in order to carry out and effectuate the Transaction contemplated by this Agreement. At the Effective Time, without any further action on the part of the members or the boards of directors of either CHSC or Farmland:

                  (a) ARTICLES AND BYLAWS. The Surviving Entity Articles and the Surviving Entity Bylaws shall become the articles of incorporation and bylaws of the Surviving Entity, as provided in the Plan of Merger.

                  (b) BOARD OF DIRECTORS.

                           (i) TRANSITION BOARD. Each of the then current
                  directors of Farmland and the then current directors of CHSC will become directors of the Surviving Entity, to serve according to the Surviving Entity Bylaws, so that the board of directors of the Surviving Entity as of the Effective Time will consist of all of the then current directors of both Farmland and CHSC. Each party agrees to take all actions necessary to reduce, as of the Effective Time, the number of directors on the Board of Directors of such party to seventeen
                  (17).

                           (ii) PRODUCER DIRECTORS AFTER DECEMBER 2001.
                  Effective for and after the annual meeting of the members of the Surviving Entity to be held in December 2001, for purposes of Section 4.4(b) of the Surviving Entity Bylaws and subject to review and reapportionment by the Board of Directors of the Surviving Entity pursuant to Section 4.4(c) of the Surviving Entity Bylaws from time to time, the numbers of producer directors in each director district shall be as follows:
                  District 1 -- one (1) producer director; District 2 -- two (2) producer directors; District 3 -- four (4) producer directors; District 4 -- five (5) producer directors; District 5 -- two
                  (2) producer directors; District 6 -- one (1) producer director; and District 7 -- three (3) producer directors.

                  (c) BOARD OFFICERS. For the period from the Effective Time to the annual meeting of the members of the Surviving Entity to be held in December 2000 (the "Transition Period"), Elroy Webster will serve as Chairman of the Board and Albert Shivley will serve as the Vice Chairman of the Board. In addition, effective as of the Effective Time, there shall be established an Executive Committee of the Board, and the following Standing Committees of the Board: Capital, Finance/Audit, Governance and Corporate Responsibility (including compensation). For the Transition Period the Capital Committee will be chaired


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

         by Merlin Van Walleghen, the Finance/Audit Committee of the Board will be chaired by Monte Romohr, the Governance Committee will be chaired by Gerald Kuster and the Corporate Responsibility Committee will be chaired by Jody Bezner. For the Transition Period, the Chairman and Vice Chairman of the Board, together with the Chairs of the Standing Committees, shall make up the Executive Committee.

                  (d) OFFICE OF LEADERSHIP. The "Office of Leadership" will consist of the Chief Executive Officer and the President of the Surviving Entity. Robert Honse ("Honse") will serve as Chief Executive Officer of the Surviving Entity, reporting to the board of directors of the Surviving Entity. It is anticipated that Honse shall serve in that capacity through no later than December 31, 2003; and John D. Johnson ("Johnson") will serve as the President of the Surviving Entity, reporting to the Chief Executive Officer of the Surviving Entity. Upon expiration of Honse's service as Chief Executive Officer, it is anticipated that Johnson shall assume the role of President and Chief Executive Officer of the Surviving Entity. Both the Chief Executive Officer and the President will serve at the pleasure of the Board of Directors of the Surviving Entity at all times, subject, however, to the monetary provisions of any applicable employment contract. Such employment contracts will provide that Honse, as Chief Executive Officer, may not demote, discharge, change the senior management reporting relationships (described in paragraph (e) below) of, or otherwise materially adversely change the status of, Johnson, as President, without the agreement of the Executive Committee of the Board of Directors.

                  (e) SENIOR MANAGEMENT. Senior management will be as designated by the Office of Leadership from time to time in accordance with the Surviving Entity Bylaws. The reporting relationships between senior management and the Office of Leadership are identified in Exhibit C attached hereto and will be incorporated into employment contracts with the Chief Executive Officer and the President.

                  (f) EXCHANGE AND CONVERSION OF STOCK, NON-STOCK EQUITY AND PATRONAGE EQUITIES. At and as of the Effective Time, without any further action by the parties or any of their respective members, and as further described in the Plan of Merger, (i) each member of CHSC and each member of Farmland shall become a member of the Surviving Entity, to the extent they are eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, and (ii) except for any stock and equity interests of Farmland in CHSC or any stock interest of CHSC in Farmland (which shall, in each case, be extinguished), the stock, non-stock equity and patronage equity interests of each member, patron and former patron of Farmland shall be exchanged for non-stock equity and patronage equity interests in the Surviving Entity at their stated value amount on a dollar-for-dollar basis, as further described in the Plan of Merger.

                  (g) CAPITAL PLAN. From and after the Effective Time, the Surviving Entity will operate pursuant to a capital plan that adheres to the principles set forth on Exhibit D attached hereto and the Surviving Entity shall use its best efforts to adopt and implement a


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         capital plan that incorporates such principles (the "Capital Plan").
         The Capital Plan may be adopted and amended from time to time, by the board of directors of the Surviving Entity, provided that amendment of any provisions of the Capital Plan relating to disposition of the Terra tax case shall require a vote of three-fourths (3/4) of the full board of directors of the Surviving Entity, and provided further that any such amendment shall, as far as feasible, adhere to the "Key Terra Principles" described on Exhibit D attached hereto.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF CHSC

         CHSC represents and warrants to Farmland and the Surviving Entity that the statements contained in this Article II are correct and complete in all material respects as of the date of this Agreement, except as set forth in the CHSC Disclosure Schedule delivered by CHSC to Farmland attached hereto (the "CHSC Disclosure Schedule"). Nothing in the CHSC Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the CHSC Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). For purposes of this Agreement (a) the word "Subsidiary" when used with respect to any Person (as herein defined) means any other Person, whether incorporated or unincorporated (i) of which fifty percent or more of the securities or other ownership interests is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (ii) of which securities or other interests having by their terms ordinary voting power to elect fifty percent or more of the board of directors or others performing similar functions with respect to such corporation or other organization is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (iii) when such Person is CHSC, the entities listed on the CHSC Disclosure Schedule, or (iv) when such Person is Farmland, the entities listed on the Farmland Disclosure Schedule (as herein defined), (b) "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, and (c) a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from (w) any changes in general United States or global economic conditions, (x) any changes affecting the agricultural industry in general, (y) matters whose significance or impact would reasonably be expected to be primarily short term (i.e., under one year) or (z) matters disclosed on the Person's Disclosure Schedule.


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         SECTION 2.01 ORGANIZATION AND GOOD STANDING.

         CHSC is a cooperative association duly organized and existing under Chapter 308A of the Minnesota Statutes, is in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. CHSC is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CHSC. CHSC has heretofore delivered to Farmland true and complete copies of the CHSC articles of incorporation and bylaws as currently in effect.

         SECTION 2.02 FINANCIAL STATEMENTS.

         CHSC has delivered to Farmland (a) its audited financial statements as of August 31, 1998, accompanied by the opinion of PricewaterhouseCoopers, (b) the audited financial statements of CENEX, Inc. for the year ended September 30, 1997 and the eight months ended May 31, 1998, (c) the audited financial statements of Harvest States Cooperatives for the year ended May 31, 1998, and
(d) the unaudited financial statements of CHSC for the nine months ended May 31, 1999. Such financial statements fairly present the financial position of CHSC at the dates indicated therein and the results of its operation for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied ("GAAP"). There has been no material adverse change in the financial condition or results of operations of CHSC since May 31, 1999.

         SECTION 2.03 ABSENCE OF LIABILITIES.

         Neither CHSC nor any Subsidiary of CHSC has any liabilities or obligations, absolute or contingent, except for liabilities and obligations which are (i) reflected in the financial statements referred to in Section 2.02,
(ii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iii) incurred in the ordinary course of business since May 31, 1999 and not materially different in type or amount from those reflected in the financial statements referred to in Section 2.02, or (iv) would not in the aggregate reasonably be expected to have a Material Adverse Effect on CHSC.

         SECTION 2.04 TITLE TO PROPERTY.

         Except as reflected in the notes accompanying the audited financial statements of CHSC, CHSC has good and marketable title to all real and personal property reflected as owned on the books and records of CHSC as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) easements, rights-of-way and other encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by CHSC prior to the Effective Time, (ii) liens for


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current taxes that are not yet due and payable, (iii) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (iv) other liens, encumbrances and title defects which would not reasonably be expected to have a Material Adverse Effect on CHSC.

         SECTION 2.05 INTELLECTUAL PROPERTY.

         CHSC owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect on CHSC. CHSC does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of its intellectual property, which disclosure, use, or misappropriation would reasonably be expected to have a Material Adverse Effect on CHSC.

         SECTION 2.06 COMPLIANCE WITH LAWS, ETC.

         CHSC is in compliance with all applicable laws and regulations the violation of which would reasonably be expected to have a Material Adverse Effect on CHSC. CHSC has all governmental authorizations, consents, licenses and permits required by law or otherwise necessary for the proper operation of its business as currently conducted, all of such licenses and permits are in full force and effect and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party, except as would not reasonably be expected to have a Material Adverse Effect on CHSC.

         SECTION 2.07 PENDING LITIGATION, CLAIMS, ACTIONS, PROCEEDINGS OR
                      INVESTIGATIONS.

         There is no action, proceeding or investigation pending against, or to the best of the knowledge of CHSC after reasonable inquiry, is threatened against CHSC or any Subsidiary of CHSC or any of the assets which are owned by CHSC or any Subsidiary of CHSC which would reasonably be expected to have a Material Adverse Effect on CHSC.

         SECTION 2.08 ABSENCE OF DEFAULTS.

         CHSC is not in default under any provision of its Articles of Incorporation or Bylaws or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and CHSC is not in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties, which, in each case, could have a Material Adverse Effect on CHSC, and, except for any consent or approval identified on the CHSC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any respect conflict with or result in a breach of any of the foregoing, which could have a Material Adverse Effect on CHSC.


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


         SECTION 2.09 AUTHORIZATION.

         CHSC has the corporate power and authority to enter into and to perform its obligations under this Agreement (subject to the approval of its members as required by Section 5.01(a)). This Agreement and the Transaction have been duly and validly authorized by the Board of Directors of CHSC, and (except for the approvals of its members, as required by Section 5.01(a)) no other corporate action is required by CHSC in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of CHSC, enforceable against CHSC in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors' rights generally.

         SECTION 2.10 INSURANCE.

         CHSC has secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance,
(ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which CHSC is a party, and (iv) provide reasonable insurance coverage for the assets and operations of CHSC and all liabilities related thereto.

         SECTION 2.11 GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by CHSC of this Agreement and the consummation of the Transaction by CHSC require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of appropriate documents to effect the Plan of Merger under applicable law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with applicable requirements of U.S. state and federal securities laws and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on CHSC or the Surviving Entity following the Effective Time.

         SECTION 2.12 SUBSIDIARIES.

         Each Subsidiary of CHSC is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CHSC. Each Subsidiary of CHSC is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CHSC.


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


         SECTION 2.13 SEC FILINGS.

         (a) CHSC has delivered to Farmland (i) its annual report on Form 10-K for its fiscal year ended August 31, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after August 31, 1998, (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since August 31, 1998 (the documents referred to in this Section 2.13(a) being referred to collectively as the "CHSC SEC Documents").

         (b) As of its filing date, each CHSC SEC Document complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act").

         (c) As of its filing date, each CHSC SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 2.14 ABSENCE OF CERTAIN CHANGES.

         Except as set forth in the CHSC Disclosure Schedule, since May 31, 1999, CHSC and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been: (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on CHSC; (b) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) CHSC or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by CHSC or any of its Subsidiaries of any contract or other right, in either case, material to CHSC and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Farmland; (c) any change in any method of accounting or accounting practice (other than any change for tax purposes) by CHSC or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or (d) any increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of CHSC or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by Farmland.

         SECTION 2.15 TAXES.

         Except as set forth in the CHSC Balance Sheet dated May 31, 1999 (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect on CHSC, (i) all CHSC Tax Returns required to be filed with any taxing authority by, or with respect to, CHSC and its Subsidiaries have been filed in accordance with all applicable laws; (ii) CHSC and its Subsidiaries have timely paid all Taxes shown as due and payable on the CHSC Tax Returns that have been so filed, and, as of the time of filing, the CHSC Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of CHSC and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the CHSC Balance Sheet); (iii) CHSC and its Subsidiaries have made provision for all Taxes payable by CHSC and its Subsidiaries for which no CHSC Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to CHSC and its Subsidiaries reflected on the CHSC Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to CHSC or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of CHSC's knowledge and belief, neither CHSC nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which CHSC is the common parent. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         SECTION 2.16 EMPLOYEE BENEFIT PLANS.

         (a) Prior to the date hereof, CHSC has provided Farmland with a list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of CHSC and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by CHSC and covers any employee or director or former employee or director of CHSC, or under which CHSC has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "CHSC Employee Plans".

         (b) Each CHSC Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CHSC.

         (c) Neither CHSC nor any affiliate of CHSC has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CHSC or any affiliate of CHSC of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (d) Each CHSC Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

         (e) No director or officer or other employee of CHSC or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby.

         (f) Each CHSC Employee Plan that provides for post-retirement health and medical, life or other insurance benefits for retired employees of CHSC or any of its Subsidiaries has been adequately reserved for in CHSC's financial statements.

         (g) There has been no amendment to, written interpretation or announcement (whether or not written) by CHSC or any of its affiliates relating to, or change in employee participation or coverage under, any CHSC Employee Plan which would increase materially the expense of maintaining such CHSC Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended May 31, 1999.

         SECTION 2.17 ENVIRONMENTAL MATTERS.

         (a) Except as set forth in the CHSC SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CHSC (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of CHSC or any of its Subsidiaries, threatened by any Person against, CHSC or any of its Subsidiaries, and no penalty has been assessed against CHSC or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) CHSC and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of CHSC or any of its

Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which CHSC has knowledge in relation to the current or prior business of CHSC or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by CHSC or any of its Subsidiaries which has not been delivered to Farmland at least five days prior to the date hereof. All liabilities of CHSC or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever have been adequately reserved for on the financial statements of CHSC, or for unconsolidated Subsidiaries, on the financial statements of such Subsidiaries.

         (b) For purposes of this Agreement, the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

         SECTION 2.18 POOLING; TAX TREATMENT.

         The parties intend that the Transaction be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Securities and Exchange Commission. Neither CHSC nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Transaction from qualifying (i) for "pooling of interests" accounting treatment as described above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

         SECTION 2.19 NO DISSENTERS' RIGHTS.

         No member of CHSC or any other holder of equity of CHSC, other than the holders of Equity Participation Units as defined in CHSC's Bylaws and as further defined in resolutions of the CHSC board of directors establishing the defined business units to which such Equity Participation Units relate, have the right to dissent from the Transaction and receive payment for their interest in cash or otherwise receive any property or other interest in the Transaction, other than as provided in the Plan of Merger.

         SECTION 2.20 ACQUISITION CO.

         Acquisition Co. has been formed by CHSC solely for the purpose of carrying out the Transaction if Structure B is selected. Acquisition Co. is a "Subsidiary" of CHSC for purposes hereof. Acquisition Co. has no assets or liabilities, other than nominal assets to comply with any organizational requirements of Ohio law.

         SECTION 2.21 FULL DISCLOSURE.

         CHSC has disclosed to Farmland all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K")). No representation, warranty, or covenant by CHSC contained in this Agreement or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to Farmland pursuant hereto or in connection with the transactions contemplated hereby, including responses to Farmland inquiries put to CHSC in the course of its investigation to confirm the warranties and representations of CHSC in this Agreement, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit a material fact which would make it misleading as to CHSC.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF FARMLAND

         Farmland represents and warrants to CHSC and the Surviving Entity that the statements contained in this Article III are correct and complete in all material respects as of the date of this Agreement, except as set forth in the Farmland Disclosure Schedule attached hereto (the "Farmland Disclosure Schedule"). Nothing in the Farmland Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Farmland Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         SECTION 3.01 ORGANIZATION AND GOOD STANDING.

         Farmland is a cooperative corporation duly organized and existing under Chapter 17, Article 16 of the Kansas Statutes, is in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. Farmland is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Farmland. Farmland has heretofore delivered to Farmland true and complete copies of the Farmland articles of incorporation and bylaws as currently in effect.

         SECTION 3.02 FINANCIAL STATEMENTS.

         Farmland has delivered to CHSC (a) its audited financial statements as of August 31, 1998, accompanied by the opinion of KPMG-Peat Marwick, and (b) its unaudited financial statements for the nine months ended May 31, 1999. Such financial statements fairly present the financial position of Farmland at the dates indicated therein and the results of its operation for the periods indicated therein, in conformity with GAAP. There has been no material adverse change in the financial condition or results of operations of Farmland since May 31, 1999.

         SECTION 3.03 ABSENCE OF LIABILITIES.

         Neither Farmland nor any Subsidiary of Farmland has any liabilities or obligations, absolute or contingent, except for liabilities and obligations which are (i) reflected in the financial statements referred to in Section 3.02,
(ii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iii) incurred in the ordinary course of business since May 31, 1999 and not materially different in type or amount from those reflected in the financial statements referred to in Section 3.02, or (iv) would not in the aggregate reasonably be expected to have a Material Adverse Effect on Farmland.

         SECTION 3.04 TITLE TO PROPERTY.

         Except as reflected in the notes accompanying the audited financial statements of Farmland, Farmland has good and marketable title to all real and personal property reflected as owned on the books and records of Farmland as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) easements, rights-of-way and similar encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by Farmland prior to the Effective Time, (ii) liens for current taxes that are not yet due and payable, (iii) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (iv) other liens, encumbrances and title defects which would not reasonably be expected to have a Material Adverse Effect on Farmland.

         SECTION 3.05 INTELLECTUAL PROPERTY.

         Farmland owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect on Farmland. Farmland does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of its intellectual property. which disclosure, use, or misappropriation would reasonably be expected to have a Material Adverse Effect on Farmland.

         SECTION 3.06 COMPLIANCE WITH LAWS, ETC.

         Farmland is in compliance with all applicable laws and regulations the violation of which would reasonably be expected to have a Material Adverse Effect on Farmland. Farmland has all governmental authorizations, consents, licenses and permits required by law or otherwise necessary for the proper operation of its business as currently conducted, all of such licenses and permits are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party, except as would not reasonably be expected to have a Material Adverse Effect on Farmland.

         SECTION 3.07 PENDING LITIGATION, CLAIMS, ACTIONS, PROCEEDINGS OR
                      INVESTIGATIONS.

         There is no action, proceeding or investigation pending against, or to the best of the knowledge of Farmland after reasonable inquiry, is threatened against Farmland or any Subsidiary of Farmland or any of the assets which are owned by Farmland or any Subsidiary of Farmland which would reasonably be expected to have a Material Adverse Effect on Farmland.

         SECTION 3.08 ABSENCE OF DEFAULTS.

         Farmland is not in default under any provision of its Articles of Incorporation or Bylaws or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and Farmland is not in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties, which, in each case, could have a Material Adverse Effect on Farmland, and, except for any consent or approval identified on the Farmland Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any respect conflict with or result in a breach of any of the foregoing, which could have a Material Adverse Effect on Farmland.

         SECTION 3.09 AUTHORIZATION.

         Farmland has the corporate power and authority to enter into and to perform its obligations under this Agreement (subject to the approvals of its members as required by Section 5.01(b)). This Agreement and the Transaction have been duly and validly authorized by the Board of Directors of Farmland, and (except for the approvals of its members as required by Section 5.01(b)) no other corporate action is required by Farmland in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of Farmland, enforceable against Farmland in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors' rights generally.

         SECTION 3.10 INSURANCE.

         Farmland has secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance, (ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which Farmland is a party, and (iv) provide reasonable insurance coverage for the assets and operations of Farmland and all liabilities related thereto.

         SECTION 3.11 GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by Farmland of this Agreement and the consummation of the Transaction by Farmland require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of appropriate documents to effect the Plan of Merger under applicable law, (b) compliance with any applicable requirements of the HSR Act, and (c) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Farmland or the Surviving Entity following the Effective Time.

         SECTION 3.12 SUBSIDIARIES.

         Each Subsidiary of Farmland is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Farmland. Each Subsidiary of Farmland is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Farmland.

         SECTION 3.13 SEC FILINGS.

         (a) Farmland has delivered to CHSC (i) its annual report on Form 10-K for its fiscal year ended August 31, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after August 31, 1998, (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since August 31, 1998 (the documents referred to in this Section 3.13(a) being referred to collectively as the "Farmland SEC Documents").

         (b) As of its filing date, each Farmland SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act.

         (c) As of its filing date, each Farmland SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.14 ABSENCE OF CERTAIN CHANGES.

         Except as set forth in the Farmland Disclosure Schedule, since May 31, 1999, Farmland and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been: (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Farmland; (b) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Farmland or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Farmland or any of its Subsidiaries of any contract or other right, in either case, material to Farmland and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by CHSC; (c) any change in any method of accounting or accounting practice (other than any change for tax purposes) by Farmland or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or (d) any increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of Farmland or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by CHSC.

         SECTION 3.15 TAXES.

         Except as set forth in the Farmland Balance Sheet dated May 31, 1999 (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect on Farmland, (i) all Farmland Tax Returns required to be filed with any taxing authority by, or with respect to, Farmland and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Farmland and its Subsidiaries have timely paid all Taxes shown as due and payable on the Farmland Tax Returns that have been so filed, and, as of the time of filing, the Farmland Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Farmland and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Farmland Balance Sheet);
(iii) Farmland and its Subsidiaries have made provision for all Taxes payable by Farmland and its Subsidiaries for which no Farmland Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Farmland and its Subsidiaries reflected on the Farmland Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Farmland or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Farmland's knowledge and belief, neither Farmland nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Farmland is the common parent.

         SECTION 3.16 EMPLOYEE BENEFIT PLANS.

         (a) Prior to the date hereof, Farmland has provided CHSC with a list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Farmland and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Farmland and covers any employee or director or former employee or director of Farmland, or under which Farmland has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Farmland Employee Plans".

         (b) Each Farmland Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Farmland.

         (c) Neither Farmland nor any affiliate of Farmland has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Farmland or any affiliate of Farmland of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (d) Each Farmland Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

         (e) No director or officer or other employee of Farmland or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby.

         (f) Each Farmland Employee Plan that provides for post-retirement health and medical, life or other insurance benefits for retired employees of Farmland or any of its Subsidiaries has been adequately reserved for in Farmland's financial statements.

         (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Farmland or any of its affiliates relating to, or change in employee participation or coverage under, any Farmland Employee Plan which would increase materially the expense of maintaining such Farmland Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended May 31, 1999.

         SECTION 3.17 ENVIRONMENTAL MATTERS. Except as set forth in the Farmland SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Farmland (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Farmland or any of its Subsidiaries, threatened by any Person against, Farmland or any of its Subsidiaries, and no penalty has been assessed against Farmland or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Farmland and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of Farmland or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Farmland has knowledge in relation to the current or prior business of Farmland or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Farmland or any of its Subsidiaries which has not been delivered to CHSC at least five days prior to the date hereof. All liabilities of Farmland or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever have been adequately reserved for on the financial statements of Farmland, or for unconsolidated Subsidiaries, on the financial statements of such Subsidiaries.

         SECTION 3.18 POOLING; TAX TREATMENT.

         The parties intend that the Transaction be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Securities and Exchange Commission. Neither Farmland nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Transaction from qualifying (i) for "pooling of interests" accounting treatment as described above or (ii) as a 368 Reorganization.

         SECTION 3.19 NO DISSENTERS' RIGHTS.

         No member of Farmland or any other holder of equity of Farmland have the right to dissent from the Transaction and receive payment for their interest in cash or otherwise receive any property or other interest in the Transaction, other than as provided in the Plan of Merger.

         SECTION 3.20 FULL DISCLOSURE.

         Farmland has disclosed to CHSC all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K). No representation, warranty, or covenant by Farmland contained in this Agreement or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to CHSC pursuant hereto or in connection with the transactions contemplated hereby, including responses to CHSC inquiries put to Farmland in the course of its investigation to confirm the warranties and representations of Farmland in this Agreement, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit a material fact which would make it misleading as to Farmland.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

         The parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date:

         SECTION 4.01 SELECTION OF STRUCTURE.

         The board of directors of each of CHSC and Farmland shall work together to determine whether Structure A or Structure B shall be selected as the most appropriate structure for the Transaction. If Structure B is selected, CHSC agrees to take such action as the sole member of Acquisition Co., or otherwise, to permit Acquisition Co. to take such actions as may be necessary to effect the CHSC/Acquisition Co. Merger pursuant to applicable law, it being understood that following such Merger the Surviving Entity shall be reincorporated as a cooperative association under Chapter 308A of the Minnesota Statutes as soon as practicable after the issue or issues that precluded use of Structure A have been resolved, unless the board of directors of the Surviving Entity, by a three-fourths (3/4) vote, determines otherwise.

         SECTION 4.02 GOOD FAITH EFFORTS.

         Each party will use its good faith efforts (i) to take all action necessary to render accurate, as of the Closing Date, its representations and warranties contained herein, and to refrain from taking any action which would render any such representation or warranty inaccurate as of the Closing Date,
(ii) to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to this Agreement or the Plan of Merger, and to cause the Transaction to be consummated, and (iii) to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the Transaction and the continued operation of business by the Surviving Entity after the Closing Date, including without limitation the consents and approvals identified in each party's Disclosure Schedule.

         SECTION 4.03 PRESERVATION OF BUSINESS.

         Each party shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and in a manner consistent with its past practices (except as expressly contemplated hereby), and shall use good faith efforts to preserve intact its business organization, properties (except as they may be sold, used or otherwise disposed of in the ordinary course) and the good will of its members, suppliers, customers and others having business relationships with it.

         SECTION 4.04 CONDUCT OF BUSINESS.

         Each Party agrees to not engage in, and agrees to cause each of its Subsidiaries not to engage in, any practice, take any action, or enter into any transaction outside of the ordinary course of business without the prior consent of the other party to this Agreement. Without limiting the generality of the foregoing, each party shall not and each party agrees to cause each of its Subsidiaries to not:

                  (a) grant to any person any option to purchase, or other right to acquire, capital stock or other equity interests, except for allocation of patronage equities in a manner consistent with past practice;

                  (b) issue any capital stock or other equity interests, except in the ordinary course of business;

                  (c) make any material amendment to enter into or terminate any material contract, lease or understanding;

                  (d) amend its Articles of Incorporation, Bylaws, or any board policies;

                  (e) incur any indebtedness for borrowed money or make any commitment to borrow money, except indebtedness incurred in the ordinary course of business pursuant to credit arrangements existing as of the date of this Agreement (including any renewals thereof);

                  (f) make any material capital expenditures other than in the ordinary course of business;

                  (g) mortgage any of its assets, or except in the ordinary course of business, sell any of its assets having an aggregate value which would be material to its business;

                  (h) pay any dividends or make any distributions with respect to its capital stock or equity interests, except in the ordinary course of business;

                  (i) reclassify, combine, subdivide, split-up, or amend its capital stock or equity interests;

                  (j) purchase, acquire or redeem any shares of capital stock or other equity interests (other than in satisfaction of allocated losses), except pursuant to the existing equity redemption/base capital plans of the party; or

                  (k) agree or commit to do any of the foregoing.

         SECTION 4.05 MEETINGS OF MEMBERS.

         The parties will take all steps necessary to call special meetings of, and/or mail votes by, the members of Farmland and CHSC, to be held on or around November 23, 1999 for purposes of considering and voting on the Transaction and other matters covered by this Agreement in accordance with their respective Articles of Incorporation, Bylaws and applicable law. The parties will cooperate with each other in connection with the special member meetings and/or mail votes and will develop a mutually agreed upon plan for disseminating information concerning the Transaction to their members (including holding member information meetings and preparation of a joint statement of terms and conditions to be mailed to members).

         SECTION 4.06 FULL ACCESS.

         Each party will permit the authorized representatives of the other party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such party, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to such party. The obligations of each party with respect to any "Confidential Information" (as such term is defined in that certain Confidentiality Agreement between the parties dated April 8, 1999 (the "Confidentiality Agreement")) furnished by the other party shall be governed in all respects by the Confidentiality Agreement, the terms of which are incorporated herein by this reference. If for any reason the Transaction is not consummated, each party will promptly return all documents, papers, books, records and other materials (and all copies thereof) embodying any Confidential Information obtained in the course of its investigation and evaluation.

         SECTION 4.07 NOTICE OF DEVELOPMENTS.

         Each party will give prompt written notice to the other of any development which could reasonably be expected to result in a Material Adverse Effect on such party or which would cause a breach of any of its representations and warranties contained herein. Except as specified in such written notice, no disclosure by a party pursuant to this Section 4.07 shall be deemed to amend or supplement such party's Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         SECTION 4.08 EXCLUSIVE.

         Neither party will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, such party (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Each party will notify the other party immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         SECTION 4.09 HART-SCOTT-RODINO FILINGS.

         CHSC and Farmland shall prepare and file with the Antitrust Division of the U.S. Justice Department (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), all reports required to be filed in connection with the Transaction pursuant to the HSR Act. Each of CHSC and Farmland shall cooperate fully with each other in preparation of such reports. If either the Antitrust Division or the FTC requests that additional information be filed pursuant to the HSR Act, CHSC and HSR shall prepare and file such additional information as soon as practicable after the request, and shall cooperate fully with each other in preparation of such additional information. With respect to preparation or filing of any of the reports or additional information described in this Section 4.09, each party shall bear its own costs.

         SECTION 4.10 TAX AND ACCOUNTING TREATMENT.

         Each of the parties shall not take any action and shall not fail to take any action, which action or failure to act would prevent, or would be reasonably likely to prevent, the Transaction from qualifying (a) for "pooling of interests" accounting treatment as described in Sections 2.19 and 3.19, or
(b) as a 368 Reorganization.

                                    ARTICLE V

                               CLOSING CONDITIONS

         SECTION 5.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY.

         The respective obligations of CHSC and Farmland to consummate the Transaction and other matters described in this Agreement are, at their respective options, subject to the satisfaction or waiver of each of the following conditions on or before the Closing Date:

                  (a) The members of CHSC shall have approved this Agreement, the Plan of Merger, and the Transaction, all in accordance with the requirements of applicable law and the Articles of Incorporation and Bylaws of CHSC;

                  (b) The members of Farmland shall have approved this Agreement, the Plan of Merger, and the Transaction, all in accordance with the requirements of applicable law and the Articles of Incorporation and Bylaws of Farmland;

                  (c) If Structure B is to be used to effect the combination, all steps then legally feasible to reincorporate the Surviving Entity as a Minnesota cooperative association (as described in Section 4.01 hereof) shall have been taken;

                  (d) The parties shall have made the filings required by
         Section 4.09 above under the HSR Act, and all applicable time periods under the HSR Act shall have expired;

                  (e) No injunction, restraining order or order of any nature issued by any court of competent jurisdiction, government or governmental agency enjoining the Transaction shall have been issued and remain in effect;

                  (f) All consents, approvals and waivers which are necessary in connection with the Transaction, or any part thereof, shall have been obtained, including the consents and approvals referred to in Section
         4.02 above, other than any such consents, approvals or waiver as do not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Entity; and

                  (g) No action shall have been threatened or instituted by any governmental agency or any other person challenging the legality of the Transaction, seeking to prevent or delay consummation of the Transaction or seeking to obtain divestiture or other relief in the event of consummation of the Transaction. It is understood in the event that such an action is threatened or instituted, the parties will first attempt for a period of 90 days to obtain dismissal or other favorable resolution of such threatened or actual action prior to exercise of their right to terminate hereunder.

         SECTION 5.02 ADDITIONAL CONDITIONS TO OBLIGATION OF CHSC.

         The obligation of CHSC to consummate the Transaction is, at its option, subject to the satisfaction or waiver of each of the following additional conditions at the Closing Date.

                  (a) All the representations and warranties of Farmland contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Farmland shall have performed all of its obligations and complied with all of its covenants contained in this Agreement and in the Plan of Merger to be performed or complied with prior to the Closing Date;

                  (b) There shall have occurred no change since the date hereof in the assets, liabilities, financial condition or operations of Farmland which, in the reasonable judgment of CHSC, has or is likely to have a Material Adverse Effect on the Surviving Entity; provided, however, that an adverse ruling in the Terra tax case referred to on Exhibit D hereto shall not be considered as such a change;

                  (c) CHSC shall have received a certificate, dated as of the Closing Date, and executed by the President of Farmland, certifying in such detail as CHSC may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to CHSC's obligation as of the Closing Date; and

                  (d) All actions, proceedings and documents necessary to carry out the Transaction shall be reasonably satisfactory to CHSC

         SECTION 5.03 ADDITIONAL CONDITIONS TO OBLIGATION OF FARMLAND.

         The obligation of Farmland to consummate the Transaction is, at its option, subject to the satisfaction or waiver of each of the following additional conditions on or before the Closing Date:

                  (a) All the representations and warranties of CHSC contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and CHSC shall have performed all of its obligations and complied with all of its covenants contained in this Agreement and in the Plan of Merger to be performed or complied with prior to the Closing Date;

                  (b) There shall have occurred no change since the date hereof in the assets, liabilities, financial condition or operations of CHSC which, in the reasonable judgment of Farmland, has or is likely to have a Material Adverse Effect on the Surviving Entity;

                  (c) Farmland shall have received a certificate, dated as of the Closing Date, executed by the President of CHSC, certifying in such detail as Farmland may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to Farmland's obligations as of the Closing Date; and

                  (d) All actions, proceedings and documents necessary to carry out the Transaction shall be reasonably satisfactory to Farmland, including the effectiveness of the CHSC/Acquisition Co. Merger, if Structure B is selected.

                                   ARTICLE VI

                             POST-CLOSING AGREEMENTS

         With respect to issues relating to the Surviving Entity subsequent to the Effective Time, CHSC and Farmland agree as follows:

         SECTION 6.01 CONSOLIDATION OF BENEFIT PLANS.

         Within a reasonable period of time after the Effective Time, the Surviving Entity shall take steps to consolidate the various benefit plans provided to the employees of the respective parties in accordance with the applicable provisions of the Code and ERISA. This consolidation of plans shall be accomplished in a manner to be determined by the Surviving Entity.

         SECTION 6.02 PATRONAGE DISTRIBUTIONS.

         Following the Effective Time and within the time period required by Subchapter T of the Code, the Surviving Entity will make patronage allocations to the former members of each party (a) based on patronage transactions with the respective parties during each party's respective fiscal year or portion thereof immediately preceding the Effective Time and (b) in accordance with the terms of the bylaws of the party that are in effect during the period such patronage transaction occurred. The distributions of such allocation shall be in the form of cash and equity credits in a manner consistent with the previous patronage distributions of each party.

         SECTION 6.03 INDEMNIFICATION OF FORMER OFFICERS; INSURANCE.

         The surviving Entity shall indemnify each director, officer, manager, employee or agent of CHSC or Farmland, and each person serving at the request of CHSC or Farmland as a director, officer, manager, employee or agent of any other entity, partnership, joint venture, trust or enterprise, against any losses, claims or expenses incurred by such person prior to the Effective Time that would be indemnifiable under Bylaws of the Surviving Entity as in force on the Effective Time and otherwise to the fullest extent provided or permitted by any statute which applies to any type of corporation of the state of incorporation of the Surviving Entity as in effect at such time. The Surviving Entity shall maintain insurance coverage against any such loss, claim or expense in an amount of at least $20,000,000, subject to standard exclusions and exceptions to coverage, for a period of not less than six (6) years after the Effective Time, subject to the right of the Board of Directors to discontinue such coverage on grounds of unreasonable cost.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01 TERMINATION OF AGREEMENT.

         This Agreement shall be terminated and the Transaction abandoned if at any time prior to the Closing:

                  (a) The members of CHSC at the CHSC member meeting called for the purpose of voting on the Transaction, fail to approve the Transaction as required by Section 5.01(a), or the members of Farmland at the Farmland member meeting called for the purpose of voting on the Transaction, fail to approve the Transaction as required by Section 5.01(b); or

                  (b) The parties mutually agree in writing to terminate this Agreement; or

                  (c) Either party delivers a written notice to the other to the effect that (i) one or more of the conditions to its obligations as set forth herein cannot be met, (ii) the other party has defaulted in a material respect under one or more of its covenants or agreements contained herein, or (iii) any of the representations or warranties of the other party are or have become materially untrue or incorrect as of the date of such notice, and in any case such condition or conditions have not been satisfied, such default or defaults have not been remedied or such representation or warranty has not been rendered true and correct within thirty (30) days after such notice is mailed; or

                  (d) The Closing has not occurred on or before December 31, 2000, or such later date as the parties may mutually agree upon.

         SECTION 7.02 EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 7.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other (except for any liability of a party for breach of this Agreement); provided, however, that the confidentiality and return of documents provisions contained in or referred to Section 4.06 above shall survive any such termination.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01 WAIVER OF CONDITIONS.

         Any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject. A party, by consummating the transactions contemplated herein, shall be deemed to have waived any breach of a warranty, representation, covenant or condition of which such party received written notice prior to the Closing Date if the notice specifically referred to this Section 8.01 and described the breach in reasonable detail.

         SECTION 8.02 AMENDMENT.

         The parties by mutual consent may, before or after approval of this Agreement by the members, amend, modify or supplement this Agreement in such manner as may be agreed upon in writing.

         SECTION 8.03 BINDING NATURE.

         This Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto.

         SECTION 8.04 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.05 ENTIRE AGREEMENT.

         Except for the Confidentiality Agreement (the terms of which are incorporated herein by reference pursuant to Section 4.06 hereof), this Agreement, the Plan of Merger and the other documents referred to herein and therein set forth the entire understanding of the parties hereto with respect to the matters provided for herein and therein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party.

         SECTION 8.06 NOTICES.

         All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail, with postage prepaid:

                      If to CHSC:

                      Cenex Harvest States Cooperatives
                      5500 CENEX Drive
                      Inver Grove Heights, MN 55077-1733
                      Attn: Vice President and General Counsel

                      If to Farmland:

                      Farmland Industries, Inc.
                      Department 62
                      3315 North Oak Trafficway
                      Kansas City, Missouri 64116
                      Attn: General Counsel

         SECTION 8.07 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the parties contained in Articles II and III of this Agreement shall form the basis for closing conditions only, shall not survive the Closing Date and, except to the extent of the principles for the Capital Plan in Exhibit D hereto, shall not form the basis for any action by or on behalf of either party or any third party for breach, misrepresentation or indemnity at any time after the Closing Date.

         SECTION 8.08 CAPTIONS.

         The article and section headings of this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CENEX HARVEST STATES                   FARMLAND INDUSTRIES, INC.
COOPERATIVES

By /s/ Noel K. Estenson                By /s/ Harry D. Cleberg
   ---------------------------------      --------------------------------------
Its Chief Executive Officer            Its President and Chief Executive Officer
    --------------------------------       -------------------------------------
                                       Attest: /s/ Bernard L. Sanders
                                               ---------------------------------
                                               Corporate Secretary

         The undersigned, UCB Acquisition Co., an Ohio cooperative corporation, the only member of which is Cenex Harvest States Cooperatives, hereby joins in the foregoing Transaction Agreement and agrees to take all actions required to effect Structure B, as therein defined, if said structure is selected pursuant to Section 1.01 of said Transaction Agreement.

UCB ACQUISITION CO.

By /s/ Noel K. Estenson                   Date: September 23, 1999
   ---------------------------------      --------------------------------------
       President

                                   EXHIBIT A-1

                                   STRUCTURE A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Plan") is dated as of _______ __, 2000, and is by and between CENEX HARVEST STATES COOPERATIVES ("CHSC") and FARMLAND INDUSTRIES, INC. ("Farmland"), each of which may be referred to herein as a "Constituent Cooperative"' and both of which may be collectively referred to herein as the "Constituent Cooperatives".

                                    RECITALS

         WHEREAS, CHSC is a cooperative association organized under Chapter 308A of the Minnesota Statutes (as amended, the "Minnesota Act"), and Farmland is a cooperative corporation organized under Article 16 of Chapter 17 of the Kansas Statutes (as amended, the "Kansas Act"); and

         WHEREAS, the respective Boards of Directors of CHSC and Farmland and the respective members of CHSC and Farmland have approved and adopted this Plan and the transactions contemplated hereby in the manner required by Section 308A.801 of the Minnesota Act and Sections 17-1637 and 17-1638 of the Kansas Act, and in the manner required by their respective Articles of Incorporation and Bylaws;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:

                                    AGREEMENT

         SECTION 1. THE MERGER. As of the Effective Time (as defined in Section
8), CHSC and Farmland shall combine through merger (the "Merger"), in accordance with the applicable provisions of the Minnesota Act and the Kansas Act; and CHSC, whose name shall change to "United Country Brands, Inc." and whose Articles of Incorporation and Bylaws each shall be amended and restated in their entirety as further provided herein, shall be the surviving cooperative and shall continue to exist by virtue of, and shall be governed by, the Minnesota Act.

         SECTION 2. ARTICLES OF MERGER. On or before the Effective Time, CHSC and Farmland each shall execute articles of merger (the "Articles of Merger") and/or a certificate of merger (the "Certificate of Merger") setting forth the information required by and otherwise in compliance with Section 308A.801 of the Minnesota Act and Sections 17-1637 and 17-1638 of the Kansas Act. The Articles of Merger and/or the Certificate of Merger shall be filed with the Secretary of State of the State of Minnesota or as otherwise required by the Minnesota Act, and with the Secretary of State of the State of Kansas or as otherwise required by the Kansas Act, and shall provide that the Merger shall become effective on the Effective Time.

         SECTION 3. EFFECT OF THE MERGER. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members:

                  (a) United Country Brands, Inc., as the surviving cooperative in the Merger, shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a cooperative organized under the Minnesota Act;

                  (b) United Country Brands, Inc., as the surviving cooperative in the Merger, shall possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each Constituent Cooperative, and all property, real, personal and mixed, and all debts due on whatever account, including all choses in action, and each and every other interest of or belonging to or due to each Constituent Cooperative, shall be deemed to be and hereby is vested in United Country Brands, Inc., without further act or deed, and the title to any property, or any interest therein, vested in either Constituent Cooperative, shall not revert or be in any way impaired by reason of the Merger;

                  (c) United Country Brands, Inc. shall be responsible and liable for all of the liabilities and obligations of each Constituent Cooperative, and any claim existing or action or proceeding pending by or against one of the Constituent Cooperatives may be prosecuted as if the Merger had not taken place and United Country Brands, Inc. may be substituted in its place;

                  (d) neither the rights of creditors nor any liens upon the property of either of the Constituent Cooperatives shall be impaired by the Merger; and

                  (e) the Merger shall have any other effect set forth in the Minnesota Act and the Transaction Agreement dated September __, 1999, by and between CHSC and Farmland (the "Transaction Agreement"), all with the effect and to the extent provided in the applicable provisions of the Minnesota Act and the Kansas Act.

         SECTION 4. ARTICLES OF INCORPORATION; BYLAWS. From and after the Effective Time, pursuant to the Articles of Merger and without any further action by the Constituent Cooperatives or any of their respective members:

                  (a) the name of CHSC, as the surviving cooperative in the Merger, shall be changed to "United Country Brands, Inc."; and

                  (b) the Articles of Incorporation of United Country Brands, Inc., as the surviving cooperative in the Merger, shall be amended and restated in their entirety to read as set forth in SCHEDULE I attached hereto and made a part hereof (the "Surviving Entity Articles").

         From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, the Bylaws of United Country Brands, Inc., as the surviving cooperative in the Merger, shall be amended and restated in their entirety to read as set forth in EXHIBIT A-2 attached to the Transaction Agreement and made a part hereof (the "Surviving Entity Bylaws").

         SECTION 5. BOARD OF DIRECTORS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, each person serving as a director of one of the Constituent Cooperatives immediately prior to the Effective Time shall become a director of United Country Brands, Inc., as the surviving cooperative in the Merger, to serve in accordance with the Surviving Entity Bylaws.

         SECTION 6. EXCHANGE, REDESIGNATION AND CONVERSION AND CONTINUATION OF CAPITAL STOCK, NON-STOCK EQUITY INTERESTS, PATRONS' EQUITIES AND MEMBERSHIPS. As of the Effective Time, the manner and basis of exchanging and continuing the shares of capital stock, non-stock equity interests, patronage equity interests (including all entitlements to patronage refunds), any other allocated equity interests, and unallocated and capital reserves of CHSC and Farmland (all such interests referred to herein as "CHSC Equity Interests" or "Farmland Equity Interests", respectively), and membership interests in CHSC and Farmland, for equal Equity Interests and membership interests in United Country Brands, Inc., shall be as set forth in this Section 6:

                  (a) CONTINUATION OF CHSC MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, each member of CHSC shall be and continue as a member of United Country Brands, Inc., to the extent such member is eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, in such class and with such incidents of membership as are set forth in the Surviving Entity Articles and the Surviving Entity Bylaws.

                  (b) CONTINUATION OF FARMLAND MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, each member of Farmland shall become and be a member of United Country Brands, Inc., to the extent such member is eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, in such class and with such incidents of membership as are set forth in the Surviving Entity Articles and the Surviving Entity Bylaws.

                  (c) CONTINUATION OF CHSC EQUITY INTERESTS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, all CHSC Equity Interests standing on the books of CHSC immediately prior to the Effective Time shall be determined and continued as like and equal Equity Interests in United Country Brands, Inc. at their stated dollar amount on a dollar-for-dollar basis, year of issue (as determined necessary), and with the other rights and preferences of such CHSC Equity Interests; provided, however, that as of the Effective Time, an amount equal to the unallocated capital reserves of CHSC, minus an amount equal to the deferred patronage equity of CHSC (as computed from the books and records of CHSC as of the Effective Time, in accordance with generally accepted accounting principles, consistently applied), and minus $100 million, shall be allocated and distributed to the CHSC members (in such manner and to such members as the CHSC board of directors shall specify prior to the Effective Time) in the form of allocated nonpatronage equity of United Country Brands, Inc.

                  (d) CONVERSION OF FARMLAND EQUITY INTERESTS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, all Farmland Equity Interests standing on the books of Farmland immediately prior to the Effective Time shall be converted into equal Equity Interests in United Country Brands, Inc. at their stated dollar amount on a dollar-for-dollar basis, as follows:

                           (i) Common Stock and Associate Member Common Stock. Each share of common stock and associate member common stock of Farmland issued and outstanding or otherwise standing on the books of Farmland immediately prior to the Effective Time shall be exchanged for allocated patronage equity or allocated nonpatronage equity of United Country Brands, Inc. in a face amount of $25.00, and in such designations or series so as to preserve the year of issue (as United Country Brands, Inc. deems necessary) and other terms and conditions of the original issuance.

                           (ii) Patronage Equity Interests. All capital credits, patronage refunds and any other allocated or to be allocated equity interests (including all entitlements to patronage refunds) as of the Effective Time which are not included in clause (i) above shall be exchanged for allocated patronage equity or allocated nonpatronage equity of United Country Brands, Inc. in a face amount equal to such capital credits, patronage refunds, allocated or to be allocated equity interests, entitlements to patronage refunds, or other equity interests in such denominations or other designations or series so as to preserve the year of issue (as United Country Brands, Inc. deems necessary) and other terms and conditions of the original issuance.

                           (iii) SF Services Warrants. The outstanding Warrants for Equity Interests of Farmland issued in the acquisition of SF Services, Inc. shall, from and after the Effective Time, represent warrants to convert into United Country Brands, Inc. allocated patronage equity or allocated nonpatronage equity in the same face amount as the Warrants could have been converted into face amount Farmland Equity Interests.

                           (iv)     Unallocated Surplus. There shall be
                                    allocated to the Farmland members (in such manner and to such members as the Farmland board of directors shall specify prior to the Effective Time) an amount equal to the amount by which Farmland's earned surplus account (as computed from the books and records of Farmland as of the Effective Time, in accordance with generally accepted accounting principles, consistently applied) exceeds $100 million, and United Country Brands, Inc. allocated nonpatronage equity shall be so issued to such Farmland members as of the Effective Time; provided, however, that the United Country Brands, Inc. allocated nonpatronage equity issued hereunder shall be registered in the name of United Country Brands, Inc. to be held by it in escrow and disposed of as provided in the Capital Plan of United Country Brands, Inc.

                           (v) Preferred Stock. Each share of 8% Series A Cumulative Redeemable Preferred Stock of Farmland issued and outstanding or otherwise standing on the books of Farmland immediately prior to the Effective Time shall be converted into one share of 8% Series A Cumulative Redeemable Preferred Stock of United Country Brands, Inc.

                           (vi) Net Effect. The net effect of the conversion of Farmland Equity Interests for equal Equity Interests in United Country Brands, Inc. shall be that the holders of Farmland Equity Interests standing on the books of Farmland immediately prior to the Effective Time shall hold and will have equal Equity Interests in United Country Brands, Inc. immediately following the Effective Time, in terms of stated dollar amount on a dollar-for-dollar basis, year of issue (as determined necessary) and any other rights and preferences.

                  (e) Notwithstanding the foregoing provisions, the following shall be canceled and extinguished as of the Effective Time:

                           (i) any membership interest which Farmland has in CHSC;

                           (ii)     any CHSC Equity Interest held by Farmland;

                           (iii) any membership interest which CHSC has in Farmland; and

                           (iv) any Farmland Equity Interest held by CHSC.

                  (f) SURVIVING ENTITY ARTICLES AND BYLAWS TO GOVERN. Membership in United Country Brands, Inc. and all Equity Interests in United Country Brands, Inc. issued or credited in exchange for Farmland Equity Interests and continued and credited with respect to CHSC Equity Interests as described above, shall in all instances be governed by the provisions of the Surviving Entity Articles and the Surviving Entity Bylaws.

                  (g) FURTHER ASSURANCES OF HOLDERS OF EQUITY. Each holder of CHSC Equity Interests and each holder of Farmland Equity Interests shall take such action or cause to be taken such action as United Country Brands, Inc. may reasonably deem necessary or appropriate to effect the exchange and continuation of the equity interests hereunder, including without limitation the indorsement and delivery of any stock certificates or other evidences of equity being exchanged or continued hereunder.

         SECTION 7. FURTHER ASSURANCES. From time to time and after the Effective Time, as and when requested by United Country Brands, Inc., or its successors or assigns, CHSC and Farmland shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further action or actions, as United Country Brands, Inc., or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to United Country Brands, Inc., or its successors or assigns, title to and possession of all of the properties, rights, privileges, powers and franchises referred to in Section 3 of this Plan, and otherwise to carry out the intent and purposes of this Plan. If United Country Brands, Inc. shall at any time deem that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm of record or otherwise the title to any property or to enforce any claims of CHSC or Farmland vested in United Country Brands, Inc. pursuant to this Plan, the officers of United Country Brands, Inc., or its successors or assigns, are hereby specifically authorized as attorneys-in-fact of each of CHSC and Farmland (which appointment is irrevocable and coupled with an interest), to execute and deliver any and all such deeds, assignments and assurances and to do all such other acts in the name and on behalf of each of CHSC and Farmland, or otherwise, as such officer shall deem necessary or appropriate to accomplish such purpose.

         SECTION 8. EFFECTIVE TIME. The Merger shall become effective at 12:02 a.m. Central Time on March 1, 2000 (the "Effective Time").

         SECTION 9. TERMINATION AND AMENDMENT.

                  (a) TERMINATION. At any time prior to the filing of this Plan, or a certificate or articles of merger in lieu thereof, with the Secretaries of State of the State of Minnesota and the State of Kansas, this Plan may be terminated by the mutual consent of the boards of directors of CHSC and Farmland notwithstanding approval of this Plan by the members or stockholders of such entities.

                  (b) AMENDMENT. In addition, the boards of directors of CHSC and Farmland may amend this Plan at any time prior to the filing of this Plan, or a certificate or articles of merger in lieu thereof, with the Secretaries of State of the State of Minnesota and the State of Kansas, provided that an amendment made subsequent to the adoption of this Plan by the members or stockholders of CHSC and Farmland shall not:

                           (i) alter or change the amount or kind of shares, securities, cash, property or rights, or any of the proceedings, in exchange for or on conversion of all or any of the shares of any class or series thereof of such entities;

                           (ii) alter or change any term of the articles of incorporation of United Country Brands, Inc.; or

                           (iii) alter or change any of the terms and conditions of this Plan if such alteration or change would adversely affect the members or holders of any class or series thereof of such entities.

         SECTION 10. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the States of Minnesota and Kansas.

         IN WITNESS WHEREOF, this Plan has been agreed to and executed by the duly authorized representatives of CHSC and Farmland, as of the date first set forth above.


CENEX HARVEST STATES                   FARMLAND INDUSTRIES, INC.
COOPERATIVES

By                                     By
   ---------------------------------      --------------------------------------

Its                                    Its
    --------------------------------       -------------------------------------

                                   SCHEDULE I

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           UNITED COUNTRY BRANDS, INC.


                                    ARTICLE I

                    NAME, REGISTERED AGENT, REGISTERED OFFICE
                         AND PRINCIPAL PLACE OF BUSINESS

            SECTION 1.1 NAME. The name of this cooperative association shall be United Country Brands, Inc. (this "Cooperative").

            SECTION 1.2 REGISTERED AGENT AND REGISTERED OFFICE. The registered agent of this Cooperative shall be CT Corporation System. The registered office for this Cooperative shall be located at [to be inserted].

            SECTION 1.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business for this Cooperative shall be in the city of Kansas City, Missouri, and in the county of Clay County, Missouri.

                                   ARTICLE II

                               PURPOSES AND POWERS

            SECTION 2.1 PURPOSES. This Cooperative is organized for the following purposes:

            (a) to receive, handle, store, warehouse, manufacture, process, market, purchase, sell and otherwise deal in the agricultural products and services of its members, nonmember patrons and others;

            (b) to manufacture, buy, sell, market, store, warehouse, acquire, transport, distribute, process, produce, drill, mine, refine, and otherwise deal in and procure for its members, nonmember patrons and others, fertilizer, petroleum products, feed, grain, livestock, machinery, equipment, supplies, and other goods, products, merchandise and services used or useful in farming and the agricultural industry;

            (c) to engage in activities involving agricultural education, research and development, legislation and economic or social conditions pertaining to the agricultural industry;

            (d) to engage in the financing of the activities described above;
and

            (e) to engage in any activity connected with or related to any such purposes, and to engage in any other lawful purpose.

To this end, the business and activities of this Cooperative shall be conducted on a cooperative basis, as provided in the Bylaws of this Cooperative ("Bylaws").

            SECTION 2.2 AUTHORIZATION; POWERS. In addition to other powers, this Cooperative may perform every act and thing necessary, proper, incidental or convenient to the conduct of its business or the accomplishment of its purposes. This Cooperative shall have all powers, privileges and rights conferred by applicable law. Without limiting the foregoing, this Cooperative shall have the power to:

            (a) borrow money from and to loan money to its members, nonmember patrons and others;

            (b) guarantee or stand as surety on loans made to its members, nonmember patrons and others by lenders;

            (c) issue bonds, deeds of trust, debentures, notes, and other obligations and to secure the same by pledge, mortgage, or trust deed on any property; and draw, make, accept, endorse, guarantee, execute, and issue promissory notes, bills of exchange, drafts, warrants, warehouse receipts, certificates and other obligations, and negotiable or transferable instruments for any purpose deemed necessary to further the objectives for which this Cooperative is formed;

            (d) acquire, purchase, hold, lease, encumber, sell, exchange, and convey such real estate, buildings, and personal property as this Cooperative may require;

            (e) purchase, acquire, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, equity or debt securities created by any other corporation or other legal entity wherever organized, with all the rights, powers and privileges of ownership thereof;

            (f) borrow money, to incur obligations and to assume obligations of any other person, individual, corporation or other legal entity, in any amount; and make contracts for hire;

            (g) issue equity and debt securities, whether certificated or uncertificated, as further provided in these Articles of Incorporation ("Articles") and in the Bylaws;

            (h) join with other cooperatives, limited liability companies, corporations, partnerships, associations or other entities to form district, state, or national marketing, manufacturing, purchasing and service organizations and other organizations engaged in the general purposes for which this Cooperative is formed, and to purchase, acquire, and hold the capital stock or other equity interest and the notes, bonds, and other obligations of such organizations;

            (i) have one or more offices, and to conduct any or all of its operations and business, and promote its purposes without restriction as to places or amounts; and

            (j) carry on any other business in connection with the foregoing and to engage in any of such activities on its own account or as agent for others, or alone or in association with others, and to employ agents, consultants and nominees to perform any or all of the powers described herein.

The powers, privileges and rights specified herein shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other provision of these Articles. The enumeration of powers, privileges and rights herein shall not be held to limit or restrict in any manner the general powers, privileges and rights conferred upon this Cooperative under applicable law.

                                   ARTICLE III

                                    DURATION

                This Cooperative shall have perpetual existence.

                                   ARTICLE IV

                  MEMBERSHIP AND AUTHORIZED CAPITAL INSTRUMENTS

            SECTION 4.1 MEMBERSHIP BASIS. This Cooperative is organized on a membership basis with capital stock.

            SECTION 4.2 QUALIFICATION OF MEMBERS. Membership in this Cooperative shall be restricted to producers of agricultural products and associations of such producers who patronize this Cooperative in accordance with terms and conditions prescribed by the Board of Directors (the "Board") and only such producers and associations of such producers shall be eligible voting members of this Cooperative. For purposes of this Article, "producers of agricultural products" shall mean persons (including individuals and joint ventures, corporations, partnerships, limited liability companies, unincorporated associations or other legal entities owned or controlled by individual farmers, ranchers or their family groups) that are engaged in the production of one or more agricultural products, including tenants of land used for the production of such products and lessors of land that receive as rent therefor any part of the product of such land.

            The Board may establish minimum levels of business that cooperative associations and producers must transact with or through this Cooperative to be eligible for membership in this Cooperative, and also may adopt such additional conditions, qualifications, methods of acceptance, duties, rights and privileges of membership in this Cooperative as it may from time to time deem advisable. The Board may refuse membership or provide conditional membership to an applicant in its sole and absolute discretion. A membership in this Cooperative is transferable only with the consent and approval of the Board .

            SECTION 4.3 MEMBER, CLASSES. This Cooperative shall have three (3) classes of members, which are hereby designated as the "Cooperative Association Member" class, the "Defined Member" class, and the "Individual Member" class, as more particularly described in the Bylaws. This Cooperative may have such additional classes of members, with such designations, and such relative rights, preferences, privileges and limitations, as may be provided in the Bylaws of this Cooperative.

            SECTION 4.4 VOTING RIGHTS. Voting rights in this Cooperative arise solely by virtue of membership and only members shall have voting power. Each member shall have a minimum of one (1) vote in the affairs of this Cooperative, and may otherwise be entitled to additional votes as further authorized in the Bylaws. This Cooperative has affiliated cooperative members and additional votes are provided based on the amount of business transacted, the amount of equity held and the number of members in the affiliated cooperative member.

            SECTION 4.5 NON-MEMBER PATRONAGE. Associations of producers of agricultural products and producers of agricultural products described in the first paragraph of Section 4.2 and other individuals and entities who patronize this Cooperative under conditions established by the Board or as provided in the Bylaws, but who are otherwise not eligible to be members of this Cooperative may nevertheless conduct business with this Cooperative on a patronage basis as a nonmember patron, as more particularly provided in the Bylaws or by Board policy. Such nonmember patrons are not members and are not entitled to voting rights or other privileges incident to membership.

            SECTION 4.6 BOARD OF DIRECTORS. In addition to and not by way of limitation of the powers granted to the Board by applicable law or elsewhere in these Articles or the Bylaws, the Board shall have the following authority and powers, which may be exercised from time to time at its sole and absolute discretion:

            (a) DEFINED BUSINESS UNITS. The Board by resolution may establish and organize separate defined business units of this Cooperative ("Defined Business Unit") with respect to the operations of this Cooperative, on such terms and conditions and having such rights, preferences, privileges and limitations as the Board deems appropriate, as may be further provided in the

Bylaws. The Board may sell, liquidate, dissolve or wind up any Defined Business Unit, in which event, subject to the rights of holders of preferred stock of this Cooperative, the excess of assets over liabilities of such Defined Business Unit shall be used first to redeem the Equity Participation Units (as defined below) of the Defined Business Unit on a pro rata basis.

            (b) EQUITY PARTICIPATION UNITS. The Board by resolution may establish and issue one or more than one class or series of equity participation units ("Equity Participation Units") in connection with each Defined Business Unit, may set forth the designation of classes or series of Equity Participation Units, and may fix the relative rights, preferences, privileges and limitations of each class or series of Equity Participation Units, as may be further provided in the Bylaws. Equity Participation Units shall not entitle the holder to voting rights and may be issued to and held only by Defined Members. Equity Participation Units may only be sold or transferred with the approval of the Board.

            (c) ISSUANCE OF DEBT AND/OR EQUITY. The Board by resolution may establish and issue to any person (whether member, nonmember patron, or other person) one or more than one class or series of debt or equity, may set forth the designation of classes or series of such debt or equity, and may fix the relative rights, preferences, privileges and limitations of each class or series of debt or equity, including, without limitation, one or more than one class or series of preferred stock, including specifically, the 8% Series A Cumulative Redeemable Preferred Shares, par value $25.00 per share, described in the Appendix to these Articles. Dividends may be paid on the equity capital of this Cooperative established pursuant to this Section 4.6(c); provided, however, that dividends on such equity capital may not exceed eight percent (8%) per annum. Debt or equity established pursuant to this Section 4.6(c) shall not entitle the holder to voting rights. Unless otherwise expressly authorized by the Board, equity established and issued pursuant to this Section 4.6(c) may only be sold or transferred with the approval of the Board of Directors.

                                    ARTICLE V

                               NET INCOME AND LOSS

            The net income of this Cooperative in excess of dividends on equity capital and additions to reserves shall be distributed to members and nonmember patrons annually or more often on the basis of patronage. The records of this Cooperative may show the interest of members and equity holders in the reserves. Net income may be accounted for and distributed on the basis of allocation units that may be functional, divisional, departmental, geographic, or otherwise. Net income may be distributed in cash, allocated patronage equities (including without limitation patrons equities), revolving fund certificates, securities of this Cooperative, other securities, or any combination thereof. Any such allocated equity shall be redeemable only at the option of the Board. The net loss of an allocation unit or allocation units may be offset against the net income of other allocation units to the extent permitted by applicable law. The foregoing provisions of this Article V shall be implemented as more particularly provided in the Bylaws.

                                   ARTICLE VI

                                   FIRST LIEN

            This Cooperative shall have a first lien on all equity interests standing on its books for all indebtedness of the respective holders or owners thereof to this Cooperative. This Cooperative shall also have the right, exercisable at the option of the Board, to set off such indebtedness against the face amount of such equity interests; provided, however, that nothing contained herein shall give the holder of such equity interests any right to have such set off made.

                                   ARTICLE VII

                     CERTAIN CORPORATE ACTIONS; DISSOLUTION

            SECTION 7.1 SUPERMAJORITY VOTE. A merger, consolidation, liquidation or dissolution involving this Cooperative, or the sale of all or substantially all of the assets and property of this Cooperative, may be authorized by the members in accordance with applicable law; provided, however, in the event the Board declares, by resolution adopted by a majority of the Board present and voting, that the action involves or is related to a hostile takeover, then, to the extent permitted by applicable law, the action may be adopted only upon the approval of eighty percent (80%) of the total voting power of the members of this Cooperative, whether or not present and voting on the action. Notwithstanding Article X of these Articles of Incorporation, this Article may be amended only upon the approval of eighty percent (80%) of the total voting power of the members of this Cooperative, whether or not present and voting on the amendment.

            SECTION 7.2 DISSOLUTION, LIQUIDATION, AND WINDING UP. In the event of any dissolution, liquidation or winding up of this Cooperative, whether voluntary or involuntary, all debts and liabilities of this Cooperative shall be paid first according to their respective priorities. As more particularly provided in the Bylaws, the remaining assets shall then be paid to the holders of equity capital to the extent of their interests therein and any excess shall be paid to the patrons of this Cooperative on the basis of their past patronage. The Bylaws may provide more particularly for the allocation among the members and nonmember patrons of this Cooperative of the consideration received in any merger or consolidation to which this Cooperative is a party.

                                  ARTICLE VIII

                               BOARD OF DIRECTORS

                 The business and affairs of this Cooperative shall be managed by a Board of Directors of not less than twenty-five (25) directors, with the exact number of directors as shall be specified in the Bylaws.

                                   ARTICLE IX

                        LIMITATION OF DIRECTOR LIABILITY

            No director of this Cooperative shall be personally liable to this Cooperative or its members for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for a breach of the director's duty of loyalty to this Cooperative or its members; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(c) for a transaction from which the director derived an improper personal benefit; or (d) for an act or omission occurring prior to the date when the provisions of this Article (or predecessor thereto) became effective.

            It is the intention of the members of this Cooperative to limit or eliminate the personal liability of the directors of this Cooperative to the greatest extent permitted under applicable law. If amendments to applicable law are passed after the effective date of this Article which authorize cooperatives to act to further limit or eliminate the personal liability of directors, then the liability of the directors of this Cooperative shall be limited or eliminated to the greatest extent permitted by applicable law, as so amended. Any repeal or modification of this Article by the members of this Cooperative shall not adversely affect any right of or any protection available to a director of this Cooperative serving prior to or at the time of such repeal or modification.

                                    ARTICLE X

                                    AMENDMENT

            These Articles of Incorporation may be amended in accordance with applicable law; provided, however, in the event the Board declares, by resolution adopted by a majority of the Board present and voting, that the amendment involves or is related to a hostile takeover, then, to the extent permitted by applicable law, the amendment may be adopted only upon the approval of eighty percent (80%) of the total voting power of the members, whether or not present and voting on the amendment.

                                      # # #

                                                                        APPENDIX

         RIGHTS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND DESIGNATIONS
                                     OF THE
               8% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                                       OF
                           UNITED COUNTRY BRANDS, INC.


            (i) DESIGNATION. The Series of Preferred Stock is hereby designated as "8% Series A Cumulative Redeemable Preferred Shares" (hereinafter referred to as the "Series A Preferred Shares").

            (ii) NUMBER. The maximum number of authorized shares of the Series A Preferred Shares shall be 2,000,000.

            (iii) RELATIVE SENIORITY.

                  (A) In respect of rights to receive dividends and to participate in distribution of payments in the event of any liquidation, dissolution or winding up of United Country Brands, Inc. (the "Corporation"), the Series A Preferred Shares shall rank (x) senior to the common shares, associate member common shares and all other capital credits, equity interests and shares of capital stock of the Corporation which, by their terms, rank junior to the Series A Preferred Shares and (y) on a parity with all other preferred shares of the Corporation which are not, by their terms, junior to the Series A Preferred Shares.

                  (B) So long as the Series A Preferred Shares remain outstanding, the Corporation will not authorize or issue any preferred shares which rank senior to the Series A Preferred Shares.

            (iv) DIVIDENDS.

                  (A) The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% of the liquidation preference of $50 per share per annum (equivalent to $4.00 per share per annum). Such dividends shall accumulate from December 19, 1997 (which is the date of the original issue of the Series A Preferred Shares by a predecessor entity of the Corporation), and shall be payable quarterly in arrears on the 1st day of each February, May, August and November or, if not a Business Day (as defined below), the succeeding business day (each, a "Dividend Payment Date"). Any dividends payable on the Series A Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month immediately prior to the month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

                  "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

                  (B) The amount of any dividends accumulated on any Series A Preferred Shares at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon to but excluding such Dividend Payment Date and the amount of dividends accumulated on any shares of Series A Preferred Shares at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon to but excluding the last preceding Dividend Payment Date, plus an amount calculated on the basis of the annual dividend rate of $4.00 per share for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. Dividends on the Series A Preferred Shares will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

                  (C) Except as otherwise expressly provided herein, the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

                  (D) No dividends on the Series A Preferred Shares shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

                  (E) Except as provided in the immediately following paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, no dividends (other than in common shares, associate member common shares or other capital stock, capital credits or equity interests ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon any preferred shares, common shares, associate member common shares or any other capital stock, capital credits or equity interests of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any preferred shares, common shares, associate member common shares or any other capital stock, capital credits or equity interests of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by the Corporation (except by conversion into or exchange for other capital stock, capital credits or equity interests of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation).

                  (F) Notwithstanding the foregoing paragraph, the Corporation shall be permitted to declare and pay or set apart for payment patronage dividends or refunds, subject to the limitation that, whenever the terms described in the foregoing paragraph would operate to restrict dividends, not more than 20% of such aggregate patronage dividends or refunds for any fiscal year shall be in cash, with the remainder to be paid in the form of common stock, associate member common stock, capital credits or equity interests. In addition, when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and other preferred shares of the Corporation ranking on a parity as to dividends with the Series A Preferred Shares, dividends may be declared on the Series A Preferred Shares and such other preferred shares provided that such dividends shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and per each other preferred share shall in all cases bear to each other the same ratio that the accumulated dividends per Series A Preferred Share and per such other preferred share bear to each other.

                  (G) Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

            (v) LIQUIDATION RIGHTS.

                  (A) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, a "liquidation"), the holders of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders or members liquidating distributions in cash or property at its fair market value as determined by the Corporation's Board of Directors in the amount of a liquidation preference equal to $50 per share plus accumulated and unpaid dividends, if any, thereon to the date of such liquidation, before any distribution of assets is made to holders of common shares, associate member common shares or any other capital stock, capital credits or equity interests of the Corporation ranking junior to the Series A Preferred Shares as to liquidation rights.

                  (B) After payment to the holders of the Series A Preferred Shares of the full amount of the liquidating distributions to which they are entitled as provided in paragraph

(v) (A), the holders of Series A Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                  (C) If upon any voluntary or involuntary liquidation, the legally available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on the Series A Preferred Shares and the corresponding amounts payable on all other preferred shares of the Corporation ranking on a parity with the Series A Preferred Shares in the distribution of assets upon liquidation, then the holders of the Series A Preferred Shares and such other preferred shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (D) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (v).

            (vi) REDEMPTION.

                  (A) Optional Redemption. The Series A Preferred Shares are not redeemable prior to December 15, 2022. On and after December 15, 2022, the Corporation may, at its option (subject to the provisions of this paragraph(vi)), redeem at any time all or, from time to time, part of the Series A Preferred Shares, payable in cash at a per share redemption price (the "Redemption Price") set forth in the table below plus, in each case, accumulated and unpaid dividends, if any, thereon to and including the date fixed for redemption (the "Redemption Date"), without interest, to the extent the Corporation will have funds legally available therefor.

                  If redeemed during the twelve month period,

            Beginning December 15,                            Redemption Price
            ----------------------                            ----------------

                   2022 .........................................   $52.00
                   2023 .........................................    51.60
                   2024 .........................................    51.20
                   2025 .........................................    50.80
                   2026 .........................................    50.40
                   2027 and thereafter...........................    50.00


                  (B) Procedures for Redemption.

                       (1) Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the

Redemption Date. A similar notice furnished by the Corporation will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series A Preferred Shares to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the Series A Preferred Shares are to be surrendered for payment of the Redemption Price; and
(v) that dividends on the Series A Preferred Shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares to be redeemed from such holder.

                       (2) If notice of redemption of any Series A Preferred Shares has been given in accordance with paragraph (vi)(B)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the Redemption Date dividends will cease to accumulate on such Series A Preferred Shares, and such shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares will terminate, except the right to receive the Redemption Price. Upon surrender, in accordance with such notice, of certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

                       (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

                            (a) the Corporation shall be entitled to receive
from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series A Preferred Shares redeemed shall have no claim to such interest or other earnings; and

                            (b) any balance of monies so deposited by the
Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the Series A Preferred Shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                       (4) Unless full cumulative dividends on the Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares. In addition, unless full cumulative dividends on the Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series A Preferred Shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

                       (5) If the Redemption Date is after a Dividend Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Dividend Record Date notwithstanding the redemption thereof between such Dividend Record Date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided in this paragraph
(vi), the Corporation will make no payment or allowance for unpaid dividend, whether or not in arrears, on Series A Preferred Shares to be redeemed.

                       (6) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

            (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders or members or otherwise or to participate in any action taken by the Corporation or the shareholders or members thereof.

                  (A) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, alter or change the powers, preferences or special rights of the Series A

Preferred Shares so as to affect them adversely; provided, however, that (1) any increase in the amount of the authorized preferred shares of the Corporation or the creation or the issuance of any other preferred shares of the Corporation, or (ii) any increase in the amount of authorized Series A Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, shall not be deemed to adversely affect such powers, preferences or special rights.

                       The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

                  (B) On each matter submitted to a vote of the holders of Series A Preferred Shares in accordance with this paragraph (vii), or as otherwise required by law, each Series A Preferred Share shall be entitled to one vote. With respect to each Series A Preferred Share, the holder may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

            (viii) CONVERSION. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

            (ix) RESTRICTIONS ON TRANSFER.

                  (A) The Series A Preferred Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, until so registered, may not be offered or sold except to (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, and (ii) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from the registration requirements of the Securities Act.

                  (B) Until registered under the Securities Act, the Series A Preferred Shares may not be sold or otherwise transferred in an amount that is less than $100,000 in aggregate liquidation preference. Any such transfer of Series A Preferred Shares in an amount less than $100,000 in aggregate liquidation preference shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Series A Preferred Shares for any purpose, including, but not limited to, the receipt of dividends on such Series A Preferred Shares, and such transferee shall be deemed to have no interest whatsoever in such Series A Preferred Shares.

                  (C) Until the Series A Preferred Shares are registered under the Securities Act, all certificates representing such Series A Preferred Shares will bear a legend referring to the restrictions described above.

                                      # # #

                                  EXHIBIT A-2

                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                           UNITED COUNTRY BRANDS, INC.


                                    ARTICLE I

                               OFFICES AND RECORDS

            SECTION 1.1 CORPORATE OFFICES. This Cooperative (this "Cooperative") may have such corporate offices and places of business anywhere as the Board of Directors (the "Board") may from time to time designate or the business of this Cooperative may require.

            SECTION 1.2 REGISTERED OFFICE AND REGISTERED AGENT. The location of the registered office and the name of the registered agent of this Cooperative shall be as stated in the Articles of Incorporation of this Cooperative (the "Articles") or as shall be determined from time to time by resolution of the Board and on file in the appropriate public offices.

            SECTION 1.3 BOOKS, ACCOUNTS AND RECORDS, AND INSPECTION RIGHTS. The books, accounts and records of this Cooperative, except as may be otherwise required by applicable law, may be kept at such place or places as the Board may from time to time determine. The Board shall determine whether, to what extent and the conditions upon which the books, accounts and records of this Cooperative, or any of them, shall be open to the inspection of the members, and no member shall have any right to inspect any book, account or record of this Cooperative, except as conferred by law or by resolution of the members or Board.

                                   ARTICLE II

                                   MEMBERSHIP

            SECTION 2.1 QUALIFICATIONS. Producers of agricultural products and associations of producers of agricultural products who are eligible and who patronize this Cooperative under conditions established by the Board or as elsewhere provided in these Bylaws (these "Bylaws") may, upon approval or pursuant to the authorization of the Board, become members of this Cooperative. Each transaction between this Cooperative and each member shall be subject to and shall include as a part of its terms each provision of the Articles and these Bylaws, whether or not the same be expressly referred to in said transaction.

            SECTION 2.2 CLASSES OF MEMBERS. In accordance with the Articles, there shall be three classes of members of this Cooperative, which are hereby designated as the "Cooperative Association" class, "Individual Member" class and the "Defined Member" class. Membership in a particular class of members shall be determined as follows:

            (a) COOPERATIVE ASSOCIATION MEMBERS. All members which are cooperative associations shall belong to and be part of the Cooperative Association class of members and shall become known and be designated as "Cooperative Association Members;"

            (b) INDIVIDUAL MEMBERS. All members who are directly engaged in production agriculture, including individuals operating as sole proprietors, farm corporations, farm partnerships or other legal entities, shall belong to and be part of the Individual Member class of members, and shall become known and be designated as "Individual Members;" and

            (c) DEFINED MEMBERS. All members who are holders of Equity Participation Units (as described in the Articles) shall belong to and be part of the Defined Member class of members, and shall become known and be designated as "Defined Members."

            SECTION 2.3 DEFINED MEMBERS AND DEFINED BUSINESS UNITS.

            (a) DEFINED BUSINESS UNITS. Each Defined Member holding Equity Participation Units in a Defined Business Unit (as defined in the Articles) shall be eligible to receive patronage distributions from the Defined Business Unit as a separate allocation unit.

            (b) DELIVERY RIGHTS AND OBLIGATIONS. The delivery rights and obligations of each Defined Member shall be as specified in a written agreement ("DBU Agreement") by and between the Defined Member and this Cooperative. A modification to a DBU Agreement must receive prior written approval from the Defined Members who (i) hold a majority of the voting power of the Defined Business Unit that is a party to the subject DBU Agreement, and (ii) who are present and voting at a meeting of Defined Members holding Equity Participation Units in such Defined Business Unit. The notice of such meeting must contain the proposed modification to the DBU Agreement.

            (c) DEFINED MEMBER BOARDS. Each Defined Business Unit shall be represented by a Defined Member Board. The initial members of each Defined Member Board shall be selected by the Board. Subsequently, the members of the Defined Business Unit in question shall be entitled to elect, on a one Defined Member/one vote basis, the members of the Defined Member Board. Each Defined Member Board shall be made up of at least five (5) but not more than ten (10) individuals. Each member of a Defined Member Board must be either a Defined Member in good standing, or a representative of a Defined Member in good standing and in full compliance with its delivery obligations; provided, however, that no employee of this Cooperative may serve as a member of any Defined Member Board. Each Defined Member Board shall be headed by a Chairperson selected by and from the Board of this Cooperative. Each Defined Member Board shall meet at least quarterly (one of which meetings may be its annual meeting), and shall be charged with reflecting Defined Member concerns and providing direct communication to the Board. Individuals serving on a Defined Member Board shall serve for staggered terms of three (3) years and until their successors are elected and have qualified. The policies and procedures governing all other aspects of such Defined Member meetings and Defined Member Boards shall be established and amended from time to time at the discretion of the Board.

            SECTION 2.4 TERMINATION OF MEMBERSHIP. If the Board determines that a member has become ineligible for membership in this Cooperative, such member shall have no rights or privileges on account of such membership in the management of the affairs of this Cooperative, and the membership of such member may be terminated by the Board. Membership may, at the discretion of the Board, be terminated whenever the Board by resolution finds that a member has:

            (a) intentionally or repeatedly violated any provision of the Articles, Bylaws or Board policies of this Cooperative;

            (b) failed to patronize this Cooperative during the last two completed fiscal years;

            (c)         breached any contract with or duty to this Cooperative;

            (d) willfully obstructed any lawful purpose or activity of this Cooperative;

            (e) remained indebted to this Cooperative for ninety (90) days after such indebtedness becomes payable;

            (f)         died or legally dissolved; or

            (g) failed in the judgment of the Board to comply with the qualifications and standards adopted by the Board from time to time;

provided, however, that termination of any member's membership as a result of any of the circumstances listed in paragraphs (a) through (g) above shall not be deemed to revoke such member's consent contained in Article IX hereof but rather such member may only revoke such consent in writing. Upon termination of membership such member shall thereafter have no voting rights in this Cooperative. No action taken hereunder shall impair the obligations or liabilities of a member under any contract with this Cooperative. Redemption of the equities held by terminated members shall remain at the sole discretion of the Board.

                                   ARTICLE III

                               MEETINGS OF MEMBERS

            SECTION 3.1 ANNUAL AND SPECIAL MEETINGS. The annual meeting of the members of this Cooperative shall be held at a time and place fixed by the Board. The Chairman of the Board shall call a special meeting of the members upon the written petition of at least twenty percent (20%) of the members or upon a majority vote of the directors present and voting at a Board meeting. The special members' meeting shall be held at the time and place specified in the notice of the meeting, and the notice shall also state the purpose of the special members' meeting. No business shall be considered at the special members' meeting except as specified in the notice of the meeting. Members' meetings shall be directed and governed pursuant to rules, procedures and guidelines set forth from time to time by the Board.

            SECTION 3.2 NOTICE OF MEETINGS. Notice of the annual meeting or of a special meeting of the members shall be published or mailed as prescribed by law. The notice of a meeting must be published at least two weeks before the date of the meeting or mailed at least 15 days before the date of the meeting. The notice shall state the date, time, and place of the meeting, and in the case of a special meeting, the purposes for which the meeting is called. The Secretary shall execute a certificate which contains a copy of the notice, shows the date of mailing or publication (as the case may be), and states the notice was mailed or published (as the case may be) as prescribed by these Bylaws. The certificate shall be made a part of the meeting. The failure of any member to receive notice shall not invalidate any action which may be taken by the members at a meeting.

            SECTION 3.3 VOTING POWER. The voting power of the members of this Cooperative shall be exercised as follows:

            (a) for transactions involving dissolution of this Cooperative, sale of eighty percent (80%) or more of this Cooperative's assets or mergers or consolidations where this Cooperative's members would receive less than 50% of the membership equity of the surviving entity, the following shall apply:

                        (i) each Cooperative Association Member shall have one
            (1) vote for each producer of agricultural products registered and accepted as a member of such Cooperative Association Member who patronized such Member within the preceding fiscal year by purchasing or marketing goods or services supplied by or marketed by this Cooperative, including, as applicable, Individual Members and Defined Members; and

                        (ii) each Individual Member and Defined Member shall
            have one (1) vote; provided, however, that Individual Members and Defined Members may be grouped with other such members in local units ("Patrons Associations") as may be established from time to time pursuant to Section 3.3(b)(ii) below.

            (b) for all other matters to be voted on by the membership of this Cooperative:

                        (i) each Cooperative Association Member shall have:

                                    (A) one (1) vote for each $10,000, or major
                        fraction thereof, of the average annual business transacted on a patronage basis with this Cooperative or with any predecessor cooperative associations during the three years ending on the last day of this Cooperative's fiscal year last ended prior to the meeting; and

                                    (B) one (1) vote for each $1,000, or major
                        fraction thereof, of equity issued by this Cooperative or by any predecessor cooperative associations as the initial purchased equity by a member or patron or as a patronage refund and standing on the books of this Cooperative in the name of such member; and

                        (ii) each Individual Member and Defined Member shall
            have one (1) vote; provided, however, that Individual Members and Defined Members may be grouped with other such members in Patrons Associations as may be established from time to time, and each such Patrons Association shall have:

                                    (A) one (1) vote for each Individual Member
                        and Defined Member grouped in such Patrons Association (minus one vote for any Individual Member or Defined Member in such Patrons Association who elects to cast a vote personally under procedures approved by the Board); plus

                                    (B) one (1) vote for each $10,000, or major
                        fraction thereof, of the average annual business transacted with this Cooperative or with any predecessor cooperative associations (combined sales to and purchases from) by the Individual Members and Defined Members grouped in such Patrons Associations, during the three years ending on the last day of this Cooperative's fiscal year last ended prior to the meeting; plus

                                    (C) one (1) vote for each $1,000, or major
                        fraction thereof, of equity issued by this Cooperative as the initial purchased equity by a member or patron or as a patronage refund and standing on the books of this Cooperative in the name of the Individual Members and Defined Members grouped in such Patrons Associations, calculated on an aggregate basis.

            Provided, however, that no member shall be entitled to vote more than 5% of the total votes of this Cooperative eligible to be cast.

            The most recently completed fiscal year shall be used for determining each member's number of votes unless otherwise specified by the Board.

            For purposes of Section 3.3(b)(i), the dollar value of commodities delivered by a Defined Member to a Cooperative Association Member for handling by and on behalf of this Cooperative shall be included in the calculation for determining the number of permitted votes of the Cooperative Association Member. For purposes of Section 3.3(b)(ii), the face amount of any Equity Participation Units issued to and held by a member shall be included in the determination of the amount of equity in this Cooperative held by such member. In determining the number of permitted votes of a member, the Board shall give due consideration to the membership eligibility criteria set forth in these Bylaws and the Articles. The Board shall have the authority to suspend or adjust voting power to reflect such criteria, including without limitation the authority to establish reasonable procedures to address special circumstances. (Such procedures might include, for example, the following: (a) procedures to equitably adjust the calculation of the average annual business of members having less than three full years of business included in the averaging period, and (b) procedures to equitably measure the business transacted by Cooperative Association Members that have acquired or merged with other entities that did business with this Cooperative or with any predecessor cooperative association within the averaging period.)

            (c) Individual Members and Defined Members who are grouped in Patrons Associations who intend to vote individually hereunder shall be entitled to do so after complying with procedures established by the Board.

            (d) Each Cooperative Association Member or Patrons Association shall be represented at the members' meetings of this Cooperative by an elected or appointed delegate or an alternate, which delegate or alternate shall exercise the voting rights of such Cooperative Association Member or Patrons Association at such meetings as hereinafter provided.

            Each delegate or alternate representing a Cooperative Association Member shall be selected at the discretion of the Cooperative Association Member.

            Each delegate or alternate representing Individual Members and Defined Members in a Patrons Association shall be elected on a one member/one vote basis by the Individual Members and the Defined Members grouped in the Patrons Association, at an annual meeting of such Patrons Association held following reasonable notice, and pursuant to such other procedures as the Board may establish from time to time. In no instance shall managers or other employees of this Cooperative appoint such delegates or alternates. Such delegates shall exercise the same powers at such members' meetings as the delegates of Cooperative Association Members may exercise.

            SECTION 3.4 MANNER OF VOTING. At annual and special meetings of members of this Cooperative, the designated number of permitted votes of members as provided above shall be cast in the following manner:

            (a) Each Individual Member and each Defined Member who has provided notice to vote individually under procedures established by the Board shall be entitled to cast such member's own vote.

            (b) Each Cooperative Association Member and each Patrons Association representing groups of Individual Members and Defined Members shall cast its votes through its duly selected delegate or alternate.

            (c) Mail voting is permitted where, in the notice of the meeting, the Board shall have designated that mail voting is permitted for a specific issue or issues. Any such mail voting shall be conducted pursuant to procedures adopted by the Board and consistent with applicable law. Nothing in this section shall, however, prevent the members at an annual or special meeting of this Cooperative from considering and acting upon issues in addition to those submitted for mail voting, provided that applicable notice requirements are met.

            (d) There shall be no voting by proxy or under power of attorney at any annual or special meeting of this Cooperative other than through Patrons Associations as described herein, or in the case of a spouse voting on behalf of a member.

            SECTION 3.5 QUORUM.

            (a) A quorum necessary to the transaction of business at any annual or special meeting of this Cooperative shall be at least 50 members as long as there are more than 500 members of this Cooperative, or at least ten percent (10%) of the total number of members if there are 500 or less members of this Cooperative. A majority of the votes cast in person, by mail vote or by other approved means, at any meeting of the members, shall decide all questions except where a greater vote is required by the Articles, by these Bylaws or by law.

            (b) Each Cooperative Association Member and Patrons Association shall certify its delegates and alternates to this Cooperative, in the manner prescribed by the Board. No individual shall serve as a delegate for more than one Cooperative Association Member or Patrons Association. A delegate representing a Patrons Association must be an Individual Member or Defined Member of the Patrons Association. The Board may establish such additional eligibility criteria, procedures, standards and structure with respect to the delegate system of this Cooperative as it from time to time deems advisable. No employee of this Cooperative shall serve as a delegate or alternate at any meeting of this Cooperative.

            SECTION 3.6 PRESIDING OFFICER. The Chairman of the Board shall preside at all meetings of the members.

                                   ARTICLE IV

                               BOARD OF DIRECTORS

            SECTION 4.1 BOARD OF DIRECTORS. The business and affairs of this Cooperative shall be governed by the Board. Until the annual meeting of the members of this Cooperative to be held following the close of the fiscal year ending in calendar year 2001 (the "2001 annual meeting"), the Board shall consist of 34 directors, 17 of which shall be individuals serving on the Board of Directors of Cenex Harvest States Cooperatives and 17 of which shall be individuals serving on the Board of Directors of Farmland Industries, Inc. at the effective time of the combination of these two cooperatives. Such Board shall be designated in the Articles and these Bylaws as the "Transition Board." Commencing upon the election and qualification of directors at the 2001 annual meeting of members of this Cooperative, the Board shall consist of twenty-five
(25) directors, eighteen (18) of whom shall be producers as defined herein and seven (7) of whom shall be local executives as defined herein.

            SECTION 4.2 DIRECTOR QUALIFICATIONS. The qualifications for the office of director shall be as follows:

            (a)         For producer directors:

                        (1) At the time of the election, the individual must be less than the age of 65.

                        (2) The individual must be a voting member of this Cooperative or a voting member of a Cooperative Association Member of this Cooperative.

                        (3) The individual must reside in the district from which he or she is to be elected.

                        (4)         At the time of the election, the
                                    individual's primary occupation must be
                                    farming or ranching.

                        (5) The individual may not be a full time employee of this Cooperative or of a Cooperative Association Member of this Cooperative.

                        (6) The qualifications set forth in this Section 4.2(a) shall not apply to any individual serving on the Transition Board.

            (b)         For local executive directors:

                        (1) At the time of the election, the individual must be less than the age of 65.

                        (2) The individual must be a full-time executive employee of a Cooperative Association Member of this Cooperative.

                        (3) The Cooperative Association Member employing the individual must have its primary headquarters located in the district from which he or she is to be elected.

            SECTION 4.3  TRANSITION BOARD, 2001 ELECTIONS.

            (a) The terms of each director serving on the Transition Board shall expire at the 2001 annual meeting. Elections will be held for each of the twenty-five (25) positions of the new Board at such annual meeting. In advance of such meeting, the Transition Board shall designate nine (9) of the Board positions as having three-year terms (to expire at the 2004 annual meeting), eight of the Board positions as having two-year terms (to expire at the 2003 annual meeting) and eight of the Board positions as having one-year terms (to expire at the 2002 annual meeting). The determination of the staggered terms shall be made in an impartial manner using any fair and equitable method as the Transition Board may determine.

            (b) The procedure for electing directors at the 2001 annual meeting shall be in accordance with Section 4.4 herein.

            (c) If a director's position on the Transition Board becomes vacant, the remaining directors may fill the director's position until the next annual meeting, at which point a director will be elected by the members pursuant to a procedure established by the Transition Board.

            SECTION 4.4  ELECTION OF DIRECTORS.

            (a) At the 2001 annual meeting and at each annual meeting of the members thereafter, directors shall be elected to fill vacancies created by expired terms. Beginning at the 2002 annual meeting, the term of office of such directors shall be three (3) years and until their respective successors are elected and qualified.

            (b) The nomination and election of directors of this Cooperative shall be by district. The territory served by this Cooperative shall be divided into districts and each such district shall be represented by at least one (1) producer director and one (1) local executive director. Each district shall be represented by one or more producer directors apportioned to the districts on the basis of eligible votes. In districts with three (3) or more producer directors, not all of the producer directors may be residents of the same state. The districts shall be as follows:

                        DISTRICT 1 includes the States of Washington, Oregon,
            California, Nevada, Utah, Idaho, Arizona, New Mexico, Alaska and Hawaii, the Canadian province of British Columbia and Mexico;

                        DISTRICT 2 includes the States of Nebraska, Wyoming and
            Colorado.

                        DISTRICT 3 includes the States of North Dakota, South
            Dakota and Montana and the Canadian provinces of Alberta, Saskatchewan and Manitoba.

                        DISTRICT 4 includes the States of Minnesota, Wisconsin
            and Michigan and the Canadian provinces of Ontario, Quebec, Newfoundland, New Brunswick, Nova Scotia and Prince Edward Island.

                        DISTRICT 5 includes the States of Iowa, Illinois,
            Indiana, Ohio, Pennsylvania, Maryland, Delaware, New York, New Jersey, Connecticut, Massachusetts, Rhode Island, New Hampshire, Vermont and Maine.

                        DISTRICT 6 includes the States of Missouri, Arkansas,
            Louisiana, Mississippi, Tennessee, Kentucky, Alabama, Georgia, Florida, South Carolina, North Carolina, Virginia and West Virginia.

                        DISTRICT 7 includes the States of Kansas, Oklahoma and
            Texas.

            (c) From time to time, the Board shall review member representation on the Board. The Board shall have the responsibility and authority to maintain equitable representation of the members as determined by relative voting power by reapportioning the number of producer director positions per district (with each district to have at least one producer director). The Board shall have the power to finally approve all such reapportionment plans by a majority vote of those directors present and voting. The membership shall be promptly informed of any such approved reapportionment plan. Any such reapportionment plan shall be implemented for each district in which a director position is lost at the first subsequent annual meeting of this Cooperative which corresponds to the expiration of the term of office of one or more of such district's producer directors.

            (d) The various districts shall, by caucus, elect directors as provided herein. The Chairman of the Board may appoint a nominating committee to facilitate elections in district caucuses for any district where a caucus is to be held. Candidate nominations for directors may be made from the floor by any official delegate or eligible voting Individual Member or Defined Member at the district caucus.

            (e) When multiple director positions are to be filled within a district, each director position will be subject to a separate election. Such district shall elect each director by a majority of votes cast by members eligible to vote and voting. If, on the first ballot for a director position, no candidate receives a majority, there shall be a runoff election between the two candidates who received the most votes on the first ballot. In the district caucus, each member entitled to vote shall have the number of votes as determined under these Bylaws for each election held. The Board may establish at its discretion quorum requirements and further procedures not inconsistent with these Bylaws for the nomination and election of directors and the conduct and timing of district caucuses.

            SECTION 4.5 VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Any director of this Cooperative may resign at any time by submitting a written resignation to the Chairman of the

Board or this Cooperative's Secretary. Vacancies and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, until the next annual or special meeting of the members, when the members shall elect a director to serve the unexpired term.

            SECTION 4.6 MEETINGS. The Board shall meet regularly at such times and places as the Board may determine. Special meetings may be called by the Chairman or by any three directors. All meetings shall be held on such notice as the Board may prescribe; provided, however, that any business may be transacted at any meeting without specification of such business in the notice of such meeting. Directors may participate in any such meeting by means of a conference telephone conversation or other comparable method of communication by which all persons participating in the meeting can hear and communicate with each other. For purposes of taking any action at the meeting, any such directors shall be deemed present in person at the meeting.

            SECTION 4.7 QUORUM AND VOTING. For both the Board and the Executive Committee of the Board, a quorum shall consist of a majority of the directors serving on the Board or the Executive Committee as the case may be. A majority vote of the directors present shall decide all questions except where a greater vote is required by the Articles, by these Bylaws or by law.

            SECTION 4.8 ACTION WITHOUT MEETING. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if all directors consent thereto in writing and the writing or writings are held with the minutes or proceedings of the Board.

                                    ARTICLE V

                               DUTIES OF DIRECTORS

            SECTION 5.1 GENERAL POWERS. The business and affairs of this Cooperative shall be governed by the Board. The Board shall exercise all of the powers of this Cooperative except as such are by law, the Articles, or these Bylaws conferred upon or reserved to the members. The Board shall adopt such policies, rules, regulations, and actions not inconsistent with law, the Articles or these Bylaws, as it may deem advisable. The day-to-day business affairs of this Cooperative shall be in the management and control of the Chief Executive Officer, selected by the Board.

            SECTION 5.2 EXECUTIVE COMMITTEE; OTHER COMMITTEES. An executive committee of six, which shall include the Chairman, Vice Chairman, and four other members to be elected by the Board from among its own members at its first meeting after each annual meeting, shall have all the powers and exercise all the functions of the Board when the Board is not in session, subject to the Board's general control and direction. The Board may in its discretion also establish other committees (including, but not limited to, a Capital Committee, a Finance/Audit Committee, a Governance Committee, and a Corporate Responsibility Committee). The rules pertaining to such committees shall be determined by the Board in its sole and absolute discretion.

            SECTION 5.3 BONDS. The Board may require the officers, agents, or employees charged by this Cooperative with responsibility for the custody of any of its funds or property to give adequate bonds. Such bonds, unless cash security is given, shall be furnished by a responsible bonding company and approved by the Board and the cost thereof shall be paid by this Cooperative.

            SECTION 5.4 AUDITS. As often as the Board may consider necessary, but at least once a year, the Board shall obtain the services of a competent and independent auditor, who shall make a careful audit of the books and accounts of this Cooperative and render a report in writing thereon. The annual auditors' report shall be available at the next annual meeting of the members.

            SECTION 5.5 COMPENSATION. The Board may fix the compensation of directors for serving as directors of this Cooperative.

            SECTION 5.6 RESIGNATIONS AND REMOVALS. To the extent permitted by applicable law, any director of this Cooperative may be removed for cause by vote of not less than two-thirds (2/3) of the votes cast at any annual meeting or at any special meeting of the members called for that purpose. In addition, to the extent permitted by applicable law, any director of this Cooperative may be removed for cause by vote of not less than three-fourths (3/4) of the full Board at any regular Board meeting or special Board meeting called for that purpose. Any director subject to removal shall be informed in writing of the charges proffered against him or her at least fifteen (15) days before the membership meeting or Board meeting, as the case may be, and at such meeting shall have an opportunity to be heard in person or by counsel. Any such meeting shall be conducted under procedures established at the sole discretion of the Chairman of the Board. If any director is removed, and there are more than 180 days until the next annual meeting of members, the Board shall arrange for, and prescribe the procedures of a special election through which the members in the affected district will fill the vacancy. Officers or agents of the Board may be removed from office or employment at any time by action of the Board.

                                   ARTICLE VI

                                    OFFICERS

            SECTION 6.1 ELECTION OF OFFICERS. Promptly following each annual meeting of the members, the Board shall elect from its membership a Chairman and a Vice Chairman. The Board shall also elect a Chief Executive Officer, a President (who may also be the Chief Executive Officer), one or more Vice-Presidents (with such designations as recommended by the Chief Executive Officer), a Secretary and a Treasurer, none of whom need be a director or member of this Cooperative. The Board may also elect, from time to time, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as it shall deem necessary, none of whom need be a director or member. Other than the office of Chairman and Vice

Chairman, one person may hold one or more of the offices provided for above, if eligible to hold each such office. If any vacancy shall occur among the offices set forth above, it shall be filled by the Board at its next regular meeting following the vacancy. Officers shall be elected annually unless otherwise provided by the Board. In addition to the authority granted to the officers in these Bylaws, the officers shall have such powers and authority, including the power to delegate any responsibility, as the Board may grant such officers from time to time.

            SECTION 6.2 CHAIRMAN. The Chairman shall preside at all meetings of the members and the Board. Except where the signature of the Chief Executive Officer is required, the Chairman shall possess the same power as the Chief Executive Officer to sign all certificates, contracts and other instruments of this Cooperative which may be authorized by the Board.

            SECTION 6.3 VICE CHAIRMAN. In the absence or disability of the Chairman, the Vice Chairman shall perform the duties and exercise the powers of the Chairman. The Vice Chairman shall have such other duties as may be assigned from time to time by the Board.

            SECTION 6.4 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have general supervision of the day-to-day business affairs of this Cooperative, shall sign or countersign all certificates, contracts or other instruments of this Cooperative as authorized by the Board, shall make reports to the Board and members, shall recommend the officers of this Cooperative to the Board for election (except the offices of Chairman and Vice Chairman), and shall perform such other duties as are incident to the Chief Executive Officer's office or are properly required by the Board. In the event the office of President is not separately filled, the Chief Executive Officer shall also serve as the President and may exercise the authority of the office of Chief Executive Officer in either or both capacities.

            SECTION 6.5 PRESIDENT. In the event the office of President is separately filled, the President shall report to the Chief Executive Officer, and shall perform such duties as the Board may prescribe upon the recommendation of the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

            SECTION 6.6 VICE PRESIDENTS. In the absence or disability of the Chief Executive Officer and the President, the Vice Presidents, in the order designated by the Board, shall perform the duties and exercise the powers of the President. Each Vice President shall have such other duties as are assigned to such Vice President from time to time by the Chief Executive Officer or the President.

            SECTION 6.7 SECRETARY. The Secretary shall keep complete minutes of each meeting of the members and of the Board, and shall, to the extent required by law, sign with the Chairman or the Chief Executive Officer all notes, conveyances and encumbrances of real estate, capital securities and instruments requiring the corporate seal; provided, however, that the Secretary, in writing, may authorize any other officer or employee to execute or sign the Secretary's name to any or all such instruments. The Secretary shall keep a record of all business of this Cooperative, prepare and submit to the annual meeting of the members a report of the previous fiscal year's business, and give all notice as required by law. The Secretary shall perform such other duties as may be required by the Board. The Board may delegate, or authorize the Secretary to delegate, to any other officer or employee, under the supervision of the Secretary, all or any of the duties enumerated in this section.

            SECTION 6.8 TREASURER. The Treasurer shall supervise the safekeeping of all funds and property of this Cooperative, supervise the books and records of all financial transactions of this Cooperative, and perform such other duties as may be required by the Board. The Board may delegate, or authorize the Treasurer to delegate, to any other officer or employee, under the supervision of the Treasurer, all or any of the duties enumerated in this section.

                                   ARTICLE VII

                          INDEMNIFICATION AND INSURANCE

            Section 7.1 INDEMNIFICATION. This Cooperative shall indemnify each person who is or was a director, officer, manager, employee, or agent of this Cooperative, and any person serving at the request of this Cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred to the fullest extent provided or permitted by any statute of the state of incorporation of this Cooperative which applies to any type of corporation.

            Section 7.2 INSURANCE. This Cooperative shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee, or agent of this Cooperative, or is or was serving at the request of this Cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against that person and incurred by that person in any such capacity.

                                  ARTICLE VIII

                     METHOD OF OPERATION - PATRONAGE REFUNDS

            SECTION 8.1 COOPERATIVE OPERATION. This Cooperative shall be operated on a cooperative basis in carrying out its business within the scope of the powers and purposes defined in the Articles. The net earnings of this Cooperative shall be computed under generally accepted accounting principles, unless otherwise determined by the Board, provided, however, that any change shall be on a prospective basis only. The net earnings of this Cooperative in excess of amounts credited by the Board to Capital Reserves and amounts of dividends, if any, paid with respect to equity capital shall be accounted for and distributed annually on the basis of allocation units as provided in this
Article VIII.

            Each transaction between this Cooperative and each member shall be subject to and shall include as a part of its terms each provision of the Articles and Bylaws, whether or not the Articles or Bylaws are expressly referred to in such transaction. Each member for whom this Cooperative markets or procures goods or services shall be entitled to the net income arising out of such transaction as provided in this Article VIII, unless such member and this Cooperative have expressly agreed to conduct such business on a nonpatronage basis. No nonmember for whom this Cooperative markets or procures goods or services shall be entitled to the net income arising out of said transactions as provided in this Article VIII unless this Cooperative agrees to conduct said business on a patronage basis.

            SECTION 8.2 PATRONS; PATRONAGE BUSINESS; NONPATRONAGE BUSINESS. As used in this Article VIII, the following definitions shall apply:

            (a) The term "patron" shall refer to any member or nonmember with respect to business conducted with this Cooperative on a patronage basis in accordance with Section 8.1.

            (b) The term "patronage business" shall refer to business done by this Cooperative with or for patrons.

            (c) The term "nonpatronage business" shall refer to business done by this Cooperative that does not constitute "patronage business."

            SECTION 8.3 ESTABLISHMENT OF ALLOCATION UNITS. Allocation units shall be established by the Board on a reasonable and equitable basis and they may be functional, divisional, departmental, geographic, or otherwise; provided, that each Defined Business Unit shall be accounted for as a separate allocation unit.

            SECTION 8.4 CURRENT YEAR'S NET EARNINGS (LOSSES) AND DETERMINATION OF THE PATRONAGE INCOME OR LOSS OF AN ALLOCATION UNIT. This Cooperative's overall net earnings or loss shall be determined using generally accepted accounting principles, unless otherwise determined by the Board; provided, however, that any change shall be on a prospective basis only, and shall be divided into (i) a patronage sourced portion, determined on the basis of the quantity or value of business done by this Cooperative with or for its patrons who are eligible to receive patronage refunds and (ii) a non-patronage sourced portion which shall include amounts determined on the basis of the quantity or value of business done with or for persons who are not eligible to receive patronage refunds from this Cooperative, plus such net amounts of income, expenses, or loss which are unrelated to the operations carried on by this Cooperative for its patrons on a cooperative basis. The net income or net loss of an allocation unit from patronage business for each fiscal year shall be the sum of (1) the gross revenues directly attributable to goods or services marketed or procured for patrons of such allocation unit, plus (2) an equitably apportioned share of other items of income or gain attributable to this Cooperative's patronage business, less (3) all expenses and costs of goods or services directly attributable to goods or services marketed or procured for patrons of such allocation unit, less (4) an equitably apportioned share of all other expenses or losses attributable to this Cooperative's patronage business, dividends on equity capital and distributable net income from patronage business that is credited to the Capital Reserve pursuant to Section 8.8(c). Expenses and cost of goods or services shall include without limitation any unit retentions provided in Section 8.9. Such net income or net loss shall be subject to adjustment as provided in Section 8.6 relating to losses.

            SECTION 8.5 ALLOCATION OF PATRONAGE INCOME WITHIN ALLOCATION UNITS. The net income of an allocation unit from patronage business for each fiscal year, less any amounts thereof that are otherwise allocated in dissolution pursuant to Article X, shall be allocated among the patrons of such allocation unit in the ratio that the quantity or value of the business done with or for each such patron bears to the quantity or value of the business done with or for all patrons of such allocation unit. The Board shall reasonably and equitably determine whether allocations within any allocation unit shall be made on the basis of quantity or value.

            SECTION 8.6 TREATMENT OF PATRONAGE LOSSES OF AN ALLOCATION UNIT.

            (a) METHODS FOR HANDLING PATRONAGE LOSSES. The Board shall have complete discretion to determine the handling and ultimate disposition of this Cooperative's patronage-sourced net losses (including allocation unit losses) and the form, priority and manner in which such losses or portions thereof shall be taken into account, retained, and ultimately disposed of or recovered. The Board may retain such losses and subsequently (i) offset all or part of such net loss against the net income of one or more other allocation units for such fiscal year to the extent allowed by law; (ii) dispose of them by offset against the net earnings of this Cooperative (or of one or more of the allocation units) in subsequent years, (iii) apply such losses to prior years' patronage allocations at any time in order to dispose of them by means of offset and cancellation against patron's equity accounts, or (iv) select and use any other method of disposition of such losses as the Board, in its sole discretion, shall from time to time determine, provided however, that the net income or net loss of a Defined Business Unit shall not be netted against the net income or net loss of any other allocation unit, that patron equities distributed based on the earnings of a Defined Business Unit shall not be canceled based on the net loss of other allocation units and that the net loss of a Defined Business Unit shall not be applied in cancellation of patron equities distributed based on earnings of other allocation units.

            (b) NETTING. If one or more of this Cooperative's allocation units experience losses during any fiscal year, the losses of such allocation unit(s) may be allocated to and netted with earnings of one or more of the other allocation units of this Cooperative or be otherwise handled and disposed of in accordance with Section 8.6. This Cooperative's patrons shall be notified in any fiscal year for which such netting occurred.

            SECTION 8.7 DISTRIBUTION OF NET INCOME.

            (a) PATRONAGE REFUNDS. The net income allocated to a patron pursuant to Section 8.5 shall be distributed annually or more often to such patron as a patronage refund; provided, however, that no distribution need be made where the amount otherwise to be distributed to a patron is less than a DE MINIMUS amount that may be established from time to time by the Board.

            (b) PATRONAGE EQUITIES. Patronage refunds may be distributed in cash, qualified and non-qualified allocated patronage equities, securities of this Cooperative, other securities, or any combination thereof designated by the Board and other equity may be distributed to members or patrons in the form of allocated non-patronage equity. All such equity is referred to collectively herein as "Patronage Equities", including, without limitation, the following:

                        (i) ALLOCATED PATRONAGE EQUITY, which may be in one or
            more than one class or series, in such designations or denominations, and with such relative rights, preferences, privileges and limitations as may be fixed by the Board, with no maturity date, and bearing no interest, dividend or other annual payment.

                        (ii) ALLOCATED NONPATRONAGE EQUITY, which may be in one
            or more than one class or series, in such designations or denominations, and with such relative rights, preferences, privileges and limitations as may be fixed by the Board, with no maturity date, and bearing no interest, dividend or other annual payment. Allocated Nonpatronage Equity may be distributed to patrons as part of the allocation and distribution of nonpatronage income. Such certificates shall be callable for payment in cash or other assets at such times as may be determined by the Board.

            (c) WRITTEN NOTICES OF ALLOCATION. The non-cash portion of a patronage refund distribution that is attributable to patronage business shall constitute a written notice of allocation as defined in 26 U.S.C. Section 1388 which shall be designated by the Board as a qualified written notice of allocation, as a non-qualified written notice of allocation, or any combination thereof, as provided in such section.

            (d) NO VOTING RIGHTS. Patronage Equities shall not entitle the holders thereof to any voting or other rights to participate in the affairs of this Cooperative (which rights are reserved solely for the members of this Cooperative), provided that certain Patronage Equities held by members of this Cooperative may be a factor in determining the voting power of such members as more particularly provided in these Bylaws and by the Board.

            (e) TRANSFER RESTRICTION. Patronage Equities may only be transferred with the consent and approval of the Board, and by such instrument of transfer as may be required or approved by this Cooperative.

            (f) BOARD AUTHORITY TO ALLOW CONVERSION. The Board also shall have the authority to allow conversion of Patronage Equities into Equity Participation Units, or such other equity interests and/or debt instruments of this Cooperative on such terms as shall be established by the Board.

            (g) REDEMPTION DISCRETIONARY. No person shall have any right whatsoever to require the retirement or redemption of any Patronage Equities, or of any allocated or unallocated Capital Reserve. Such redemption or retirement is solely within the discretion and on such terms as determined from time to time by the Board.

            SECTION 8.8 CAPITAL RESERVE. The Board shall cause to be created a Capital Reserve and shall annually add to the Capital Reserve the sum of the following amounts:

            (a) The annual net income of this Cooperative attributable to nonpatronage business;

            (b) Annual net income from patrons who are unidentified or to whom the amount otherwise to be distributed is less than the DE MINIMUS amount provided in Section 8.7(a); and

            (c) As determined by the Board on a prospective basis only, an amount not to exceed 10% of the distributable net income from patronage business. The discretion to credit patronage income to a Capital Reserve shall be reduced or eliminated with respect to the net income of any period following the adoption of a Board resolution that irrevocably provides for such reduction or elimination with respect to such period.

            SECTION 8.9 PER UNIT RETENTIONS. The Board may require from time to time, capital contributions in addition to the capital contributed from retained patronage and Equity Participation Units. These capital contributions shall be made directly through a retain on a per unit basis for the products received by this Cooperative from its members, and the same may be determined on either a qualified or a nonqualified basis as defined in Subchapter T of the United States Internal Revenue Code.

            SECTION 8.10 BASE CAPITAL PLAN. For the purposes of acquiring and maintaining adequate capital to finance the business of this Cooperative, the Board may establish a Base Capital Plan. The Plan may provide a mechanism for determining this Cooperative's total capital requirements and each member's or patron's share thereof (the base capital requirement). As part of the Plan, the Board may, in its discretion, provide for redemption of capital held by members or patrons in excess of their base capital requirements and may provide a mechanism under which the cash portion of the patronage refund payable to members or patrons will depend upon the degree to which such members or patrons meet their base capital requirements. Such Plan may be amended or modified from time to time or suspended by the Board as it deems fit.

                                   ARTICLE IX

                                     CONSENT

            SECTION 9.1 CONSENT. Each individual or entity that hereafter applies for and is accepted to membership in this Cooperative and each member as of the effective date of this Bylaw who continues as a member after such date shall, by such act alone, consent that the amount of any distributions with respect to its patronage which are made in qualified written notices of allocation (as defined in 26 U.S.C. ss. 1388), and which are received by the member from this Cooperative, will be taken into account by the member at their stated dollar amounts in the manner provided in 26 U.S.C. ss.1385(a) in the taxable year in which such qualified written notices of allocation are received by the member.

            SECTION 9.2 CONSENT NOTIFICATION TO MEMBERS AND PROSPECTIVE MEMBERS. Written notification of the adoption of this Bylaw, a statement of its significance and a copy of the provision shall be given separately to each member and prospective member before becoming a member of this Cooperative.

            SECTION 9.3 CONSENT OF NONMEMBER PATRONS. If this Cooperative obligates itself to do business with a nonmember on a patronage basis, such nonmember must either: (a) agree in writing, prior to any transaction to be conducted on a patronage basis, that the amount of any distributions with respect to patronage which are made in written notices of allocation (as defined in 26 U.S.C. ss. 1388), and which are received by the nonmember patron from this Cooperative, will be taken into account by the nonmember patron at their stated dollar amounts in the manner provided in 26 U.S.C. ss.1385(a) in the taxable year in which such written notices of allocation are received by the nonmember patron and further, that any revocation of such agreement will terminate this Cooperative's obligation to distribute patronage with respect to transactions with such nonmember that occur after the close of this Cooperative's fiscal year in which the revocation is received; or (b) consent to take the stated dollar amount of any written notice of allocation into account in the manner provided in 26 U.S.C. ss. 1385 by endorsing and cashing a qualified check as defined in and within the time provided in 26 U.S.C. ss.1388(c)(2)(C); provided that failure to so consent shall cause the written notice of allocation that accompanies said check to be canceled with no further action on the part of this Cooperative.

                                    ARTICLE X

                    MERGER OR CONSOLIDATION, AND DISSOLUTION

            SECTION 10.1 MERGER OR CONSOLIDATION. If the terms of a merger or consolidation of which this Cooperative is a party do not provide the members and nonmember patrons of this Cooperative with an economic interest in the surviving entity that is substantially similar to the economic interest possessed by such members and nonmember patrons in this Cooperative immediately before such merger or consolidation, the value of the consideration received shall be divided among them in the same manner as a comparable amount of net liquidation proceeds would be distributed pursuant to Section 10.2. This shall not be construed to prevent issuance of differing forms of consideration to different groups of members and nonmember patrons to the extent allowed by law.

            SECTION 10.2 LIQUIDATION, DISSOLUTION AND WINDING-UP. Subject to the Articles, in the event of any liquidation, dissolution or winding up of the affairs of this Cooperative, whether voluntary or involuntary, equity capital shall be distributed to the holders thereof as follows: first to payment of the liquidation preference on any preferred stock of this Cooperative, second to payment of the face amount (par value) of all Equity Participation Units; third to payment of the face amount (par value) of all Allocated Patronage Equity and other outstanding equities (other than Allocated Nonpatronage Equity); and fourth to payment of the face amount (par value) of Allocated Nonpatronage Equity; provided, however, that, following payment in full of the liquidation preference on any preferred stock of this Cooperative, assets held at such time by any Defined Business Unit shall first be used to redeem the Equity Participation Units of the Defined Business Unit on a pro rata basis. Any assets remaining after the foregoing payments have been made shall be allocated among the allocation units in such manner as the Board, having taken into consideration the origin of such amounts, shall determine to be reasonable and equitable. Amounts so allocated shall be paid to current and former patrons of each such allocation unit in proportion to their patronage of such unit over such period as may be determined to be equitable and practicable by the Board. Such obligation to distribute shall be construed as a preexisting duty to distribute any patronage sourced net gain realized in the winding up process to the maximum extent allowable by law.

                                   ARTICLE XI

                                GENERAL PROVISION

            SECTION 11.1 SEAL. The Board may, by resolution, adopt, alter or abandon the use of a corporate seal.

            SECTION 11.2 AMENDMENTS. Except as otherwise provided herein, these Bylaws may be amended or altered, in whole or in part, as provided by law, at any regular or special meeting of the members, when such action has been duly announced in the notice of such meeting, provided that a majority of the votes cast by the members entitled to vote and voting, including mail ballots, if applicable, shall approve such amendment or alteration.

                                      # # #

                                   EXHIBIT B-1

                              STRUCTURE B/STEP ONE

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Plan") is dated as of ________ __, 2000, and is by and between CENEX HARVEST STATES COOPERATIVES ("CHSC") and UCB ACQUISITION CO. ("UCB Acquisition"), each of which may be referred to herein as a "Constituent Cooperative," and both of which may be collectively referred to herein as the "Constituent Cooperatives".

                                    RECITALS

         WHEREAS, CHSC is a cooperative association organized under Chapter 308A of the Minnesota Statutes (as amended, the "Minnesota Act"), and UCB Acquisition is a cooperative association organized under Chapter 29 of Title 17 of the Ohio Revised Code (as amended, the "Ohio Act"); and

         WHEREAS, CHSC is the sole member of UCB Acquisition; and

         WHEREAS, the respective Boards of Directors of CHSC and UCB Acquisition and the respective members of CHSC and UCB Acquisition have approved and adopted this Plan and the transactions contemplated hereby in the manner required by
Section 308A.801 of the Minnesota Act and Sections 1729.35 and 1729.36 of the Ohio Act, and in the manner required by their respective Articles of Incorporation and Bylaws;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:

                                    AGREEMENT

         SECTION 1. THE MERGER. As of the Effective Time (as defined in Section
8), CHSC and UCB Acquisition shall combine through merger (the "Merger"), in accordance with the applicable provisions of the Minnesota Act and the Ohio Act. UCB Acquisition, whose Articles of Incorporation and Bylaws each shall be amended and restated in their entirety as further provided herein, and whose name shall change to United Country Brands, Inc. ("UCB"), shall be the surviving cooperative association.

         UCB shall continue to exist by virtue of, and shall continue to be governed by, the Ohio Act. The separate existence of CHSC shall cease as of the Effective Time.

         SECTION 2. ARTICLES OF MERGER AND CERTIFICATE OF MERGER.

                  (a) THE ARTICLES OF MERGER. On or before the Effective Time, CHSC and UCB Acquisition each shall execute articles of merger (the "Articles of Merger") setting forth the information required by and otherwise in compliance with Section 308A.801 of the Minnesota Act. The Articles of Merger shall be filed with the Secretary of State of the State of Minnesota or as otherwise required by the Minnesota Act, and shall provide that the Merger shall become effective at the Effective Time.

                  (b) THE CERTIFICATE OF MERGER. On or before the Effective Time, CHSC and UCB Acquisition each shall execute a certificate of merger (the "Certificate of Merger") setting forth the information required by and otherwise in compliance with Section 1729.38 of the Ohio Act. The Certificate of Merger shall be filed with the Secretary of State of the State of Ohio or as otherwise required by the Ohio Act, and shall provide that the Merger shall become effective at the Effective Time.

         SECTION 3. EFFECT OF THE MERGER. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders:

                  (a) UCB, as the surviving cooperative association in the Merger, shall have all of the rights, privileges, immunities, and powers, and shall be subject to all the duties and liabilities, of a cooperative association organized under the Ohio Act;

                  (b) UCB, as the surviving cooperative association in the Merger, shall possess all of the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each Constituent Cooperative;

                  (c) all property, including real, personal, and mixed, and all debts due on whatever account, including all choses in action, and each and every other interest of or belonging to or due to each Constituent Cooperative, shall be deemed to be and hereby is vested in UCB, without further act or deed;

                  (d) the title to any property, or any interest therein, vested in either Constituent Cooperative, shall not revert or be in any way impaired by reason of the Merger;

                  (e) UCB shall be responsible and liable for all of the liabilities and obligations of each Constituent Cooperative, and any claim existing or action or proceeding pending by or against one of the Constituent Cooperatives may be prosecuted as if the Merger had not taken place, and UCB may be substituted in its place;

                   (f) without the creditor's consent, neither the rights of any creditor nor any liens upon the property of either of the Constituent Cooperatives shall be impaired by the Merger;

                  (g)      the Merger shall not be considered an assignment; and

                  (h) the Merger shall have any other effect set forth in the Ohio Act, and in the Transaction Agreement dated September, 1999, by and between CHSC, Farmland Industries, Inc. ("Farmland"), and UCB Acquisition (the "Transaction Agreement"), all with the effect and to the extent provided in the applicable provisions of the Minnesota Act and the Ohio Act.

         SECTION 4. ARTICLES OF INCORPORATION AND BYLAWS.

                  (a) THE SURVIVING ENTITY ARTICLES. From and after the Effective Time, pursuant to the Certificate of Merger and the Articles of Merger, and without any further action by the Constituent Cooperatives or any of their respective members or equity holders, the Articles of Incorporation of UCB Acquisition, as the surviving cooperative association in the Merger, shall be amended and restated in their entirety to read as set forth in SCHEDULE I attached to this Plan and made a part of it (the "Surviving Entity Articles"). A copy of the Surviving Entity Articles was provided to the respective members of each Constituent Cooperative in connection with their consideration of the Merger.

                  (b) THE SURVIVING ENTITY BYLAWS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, the Bylaws of UCB Acquisition, as the surviving cooperative association in the Merger, shall be amended and restated in their entirety to read as set forth in EXHIBIT B-2, which is attached to the Transaction Agreement and made a part of both the Transaction Agreement and this Plan (the "Surviving Entity Bylaws"). A copy of the Surviving Entity Bylaws was provided to the respective members of each Constituent Cooperative in connection with their consideration of the Merger.

         SECTION 5. BOARD OF DIRECTORS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders:

                  (a) each person serving as a director of CHSC immediately prior to the Effective Time shall become a director of UCB, as the surviving cooperative association in the Merger, to serve in accordance with the Surviving Entity Bylaws; and

                  (b) each person serving as a director of UCB Acquisition immediately prior to the Effective Time shall be removed, and shall no longer serve as a director of UCB after the Effective Time.

         SECTION 6. EXCHANGE, REDESIGNATION, CONVERSION, AND CONTINUATION OF CAPITAL STOCK, NON-STOCK EQUITY INTERESTS, PATRONS' EQUITIES, AND MEMBERSHIPS. As of the Effective Time, the manner and basis of exchanging and continuing the shares of capital stock, non-stock equity interests, patronage equity interests (including all entitlements to patronage refunds), any other allocated equity interests, and unallocated and capital reserves of CHSC and of UCB (all such interests referred to herein as "CHSC Equity Interests" or "UCB Equity Interests," respectively), and membership interests in CHSC and UCB, shall be as set forth in this Section 6:

                  (a) CONTINUATION OF CHSC MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, each member of CHSC shall become and be a member of UCB, to the extent such member is eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, in such class and with such incidents of membership as are set forth in the Surviving Entity Articles and the Surviving Entity Bylaws.

                           However, notwithstanding the foregoing provisions, any membership interest which Farmland has in CHSC shall be terminated as of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders.

                  (b) TERMINATION OF THE CHSC MEMBERSHIP AND EQUITY INTERESTS IN UCB ACQUISITION. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, the membership of CHSC in UCB Acquisition shall be terminated, and all of CHSC's equity interests in UCB Acquisition shall be terminated, canceled, and extinguished.

                  (c) EXCHANGE AND CONTINUATION OF CHSC EQUITY INTERESTS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, all Equity Interests standing on the books of CHSC immediately prior to the Effective Time shall be converted into Equity Interests in UCB at their stated dollar amount on a dollar-for-dollar basis, or redeemed and canceled, as follows:

                           (i) Equity Participation Units. Each Equity Participation Unit of CHSC issued and outstanding or otherwise standing on the books of CHSC immediately prior to the Effective Time, including without limitation all Wheat Milling EPUs and all Oilseed Processing & Refining EPUs, shall be redeemed and canceled in a manner consistent with the terms and conditions of the original issuance.

                           (ii) Patronage Equity Interests. All patronage certificates and any other allocated or to be allocated patronage equity interests (including all entitlements to patronage refunds) standing on the books of CHSC immediately prior to the Effective Time, including without limitation all Capital Equity Certificates, Certificates of Indebtedness, and Preferred Capital Certificates, shall be exchanged for like and equal patronage certificates, allocated or to be allocated patronage equity interests, entitlements to patronage refunds, allocated patronage equity, or other like and equal patronage equity interests on the books of UCB, at the same stated dollar amount and on a dollar-for-dollar basis, and in such denominations or other designations or series so as to preserve the year of issue (as UCB deems necessary), along with all of the other terms and conditions of the original issuance.

                           (iii)    Nonpatronage Equity Interests. All
                                    nonpatronage certificates and any other
                                    allocated or to be allocated nonpatronage equity interests (including all entitlements to nonpatronage refunds) standing on the books of CHSC immediately prior to the Effective Time shall be exchanged for like and equal nonpatronage certificates, allocated or to be allocated nonpatronage equity interests, entitlements to nonpatronage refunds, allocated nonpatronage equity, or other like and equal nonpatronage equity interests on the books of UCB, at the same stated dollar amount and on a dollar-for-dollar basis, and in such denominations or other designations or series so as to preserve the year of issue (as UCB deems necessary), along with all of the other terms and conditions of the original issuance.

                           (iv) Patronage Payable and Capital Reserve. An amount equal to the unallocated capital reserves of CHSC, minus an amount equal to the deferred patronage equity of CHSC (as computed from the books and records of CHSC as of the Effective Time, in accordance with generally accepted accounting principles, consistently applied), and minus $100 million, shall be allocated and distributed to the CHSC members (in such manner and to such members as the CHSC Board of Directors shall specify prior to the Effective Time) in the form of allocated nonpatronage equity of UCB.

                           (v) Net Effect. The net effect of the conversion of CHSC Equity Interests for like and equal Equity Interests in UCB shall be that the holders of CHSC Equity Interests standing on the books of CHSC immediately prior to the Effective Time shall receive from UCB and will have like and equal Equity Interests in UCB immediately following the Effective Time in terms of stated dollar amount on a dollar-for-dollar basis, year of issue (as UCB deems necessary), and other rights and preferences, and that the patronage payable, capital reserve, and other allocated or unallocated Equity Interests of CHSC standing on its books immediately prior to the Effective Time shall be exchanged for the same identical and equal Equity Interest in UCB immediately following the Effective Time, in terms of the stated dollar amount on a dollar-for- dollar basis, year of issue (if applicable and as UCB deems necessary), and other rights and preferences.

                                    Notwithstanding the foregoing provisions, any CHSC Equity Interests that are held by Farmland shall be canceled and extinguished as of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders.

                  (d) SURVIVING ENTITY ARTICLES AND SURVIVING ENTITY BYLAWS TO GOVERN. Membership in UCB and all Equity Interests in UCB issued or credited in exchange for CHSC Equity Interests, as described above, shall in all instances be governed by the provisions of the Surviving Entity Articles and the Surviving Entity Bylaws.

                  (e) FURTHER ASSURANCES OF HOLDERS OF EQUITY INTERESTS. Each holder of CHSC Equity Interests shall take such action or cause to be taken such action as UCB may reasonably deem necessary or appropriate to effect the exchange and continuation of the CHSC Equity Interests described in this Plan, including without limitation the indorsement and delivery of any stock certificates or other evidences of equity being exchanged or continued under this Plan.

                  (f) NO AFFECTED STOCKHOLDERS. CHSC and UCB Acquisition agree that the Merger does not involve any "Affected Stockholders," as defined in Section 1729.35 of the Ohio Act.

         SECTION 7. FURTHER ASSURANCES. From time to time and after the Effective Time, as and when requested by UCB, or its successors or assigns, CHSC shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further action or actions, as UCB, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to UCB, or its successors or assigns, title to and possession of all of the properties, rights, privileges, powers, and franchises referred to in Section 3 of this Plan, and otherwise to carry out the intent and purposes of this Plan.

If UCB shall at any time deem that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm of record or otherwise the title to any property or to enforce any claims of CHSC vested in UCB pursuant to this Plan, the officers of UCB, or its successors or assigns, are hereby specifically authorized as attorneys-in-fact of CHSC (which appointment is irrevocable and coupled with an interest), to execute and deliver any and all such deeds, assignments, and assurances and to do all such other acts in the name of and on behalf of CHSC, or otherwise, as such officer shall deem necessary or appropriate to accomplish such purpose.

         SECTION 8. EFFECTIVE TIME. The Merger shall become effective at 12:01 a.m. Central Time on March 1, 2000 (the "Effective Time").

         SECTION 9. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the States of Minnesota and Ohio.

         SECTION 10. ABANDONMENT. In accordance with the Ohio Act and the Minnesota Act, the Merger may be abandoned at any time before the Effective Time, in the manner described in the Transaction Agreement.

         SECTION 11. AMENDMENT. Subject to any requirement or limitation imposed by law, this Plan may be amended in the manner described in the Transaction Agreement.

         IN WITNESS WHEREOF, this Plan has been agreed to and executed by the duly authorized representatives of CHSC and UCB Acquisition, as of the date first set forth above.


CENEX HARVEST STATES                   UCB ACQUISITION CO.
COOPERATIVES

By                                     By
   ---------------------------------      --------------------------------------

Its                                    Its
    --------------------------------       -------------------------------------

                                   SCHEDULE I
                                       TO
                                  EXHIBIT B-1





                    Please refer to Exhibit A-1, Schedule I

                              STRUCTURE B/STEP TWO

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Plan") is dated as of ________ __, 2000, and is by and between FARMLAND INDUSTRIES, INC. ("Farmland") and UCB ACQUISITION CO. ("UCB Aquisition"), each of which may be referred to herein as a "Constituent Cooperative," and both of which may be collectively referred to herein as the "Constituent Cooperatives".

                                    RECITALS

         WHEREAS, Farmland is a cooperative corporation organized under Article 16 of Chapter 17 of the Kansas Statutes (as amended, the "Kansas Act"), and UCB Acquisition is a cooperative association organized under Chapter 29 of Title 17 of the Ohio Revised Code (as amended, the "Ohio Act"); and

         WHEREAS, Cenex Harvest States Cooperatives ("CHSC") is the sole member of UCB Acquisition; and

         WHEREAS, the respective Boards of Directors of Farmland and UCB Acquisition and the respective members of Farmland and UCB Acquisition have approved and adopted this Plan and the transactions contemplated hereby in the manner required by Sections 17-1637 and 17-1638 of the Kansas Act and Sections 1729.35 and 1729.36 of the Ohio Act, and in the manner required by their respective Articles of Incorporation and Bylaws;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:

                                    AGREEMENT

         SECTION 1. THE MERGER. At the Effective Time (as defined in Section 8), Farmland and UCB Acquisition shall combine through merger (the "Merger"), in accordance with the applicable provisions of the Kansas Act and the Ohio Act. UCB Acquisition, whose Articles of Incorporation and Bylaws each shall be amended and restated in their entirety as further provided herein, and whose name shall change to United Country Brands, Inc. ("UCB"), shall be the surviving cooperative association.

         UCB shall continue to exist by virtue of, and shall continue to be governed by, the Ohio Act. The separate existence of Farmland shall cease as of the Effective Time.

         SECTION 2. ARTICLES OF MERGER AND CERTIFICATE OF MERGER.

                  (a) THE ARTICLES OF MERGER. On or before the Effective Time, Farmland and UCB Acquisition each shall execute articles of merger (the "Articles of Merger") and/or a certificate of merger (the "Certificate of Merger") setting forth the information required by and otherwise in compliance with Sections 17-1637 and 17-1638 of the Kansas Act. The Articles of Merger and/or the Certificate of Merger shall be filed with the Secretary of State of the State of Kansas or as otherwise required by the Kansas Act, and shall provide that the Merger shall become effective at the Effective Time.

                  (b) THE CERTIFICATE OF MERGER. On or before the Effective Time, Farmland and UCB Acquisition each shall execute a certificate of merger (the "Certificate of Merger") setting forth the information required by and otherwise in compliance with Section 1729.38 of the Ohio Act. The Certificate of Merger shall be filed with the Secretary of State of the State of Ohio or as otherwise required by the Ohio Act, and shall provide that the Merger shall become effective at the Effective Time.

         SECTION 3. EFFECT OF THE MERGER. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders:

                  (a) UCB, as the surviving cooperative association in the Merger, shall have all of the rights, privileges, immunities, and powers, and shall be subject to all the duties and liabilities, of a cooperative association organized under the Ohio Act;

                  (b) UCB, as the surviving cooperative association in the Merger, shall possess all of the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each Constituent Cooperative;

                  (c) all property, including real, personal, and mixed, and all debts due on whatever account, including all choses in action, and each and every other interest of or belonging to or due to each Constituent Cooperative, shall be deemed to be and hereby is vested in UCB, without further act or deed;

                  (d) the title to any property, or any interest therein, vested in either Constituent Cooperative, shall not revert or be in any way impaired by reason of the Merger;

                  (e) UCB shall be responsible and liable for all of the liabilities and obligations of each Constituent Cooperative, and any claim existing or action or proceeding pending by or against one of the Constituent Cooperatives may be prosecuted as if the Merger had not taken place, and UCB may be substituted in its place;

                   (f) without the creditor's consent, neither the rights of any creditor nor any liens upon the property of either of the Constituent Cooperatives shall be impaired by the Merger;

                  (g)      the Merger shall not be considered an assignment; and

                  (h) the Merger shall have any other effect set forth in the Ohio Act, and in the Transaction Agreement dated September, 1999, by and between CHSC, Farmland, and UCB Acquisition (the "Transaction Agreement"), all with the effect and to the extent provided in the applicable provisions of the Kansas Act and the Ohio Act.

         SECTION 4. ARTICLES OF INCORPORATION AND BYLAWS.

                  (a) THE SURVIVING ENTITY ARTICLES. From and after the Effective Time, pursuant to the Certificate of Merger and the Articles of Merger, and without any further action by the Constituent Cooperatives or any of their respective members or equity holders, the Articles of Incorporation of UCB Acquisition, as the surviving cooperative association in the Merger, shall be amended and restated in their entirety to read as set forth in SCHEDULE I, which is attached to this Plan and made a part of it (the "Surviving Entity Articles"). A copy of the Surviving Entity Articles was provided to the respective members of each Constituent Cooperative in connection with their consideration of the Merger.

                  (b) THE SURVIVING ENTITY BYLAWS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, the Bylaws of UCB Acquisition, as the surviving cooperative association in the Merger, shall be amended and restated in their entirety to read as set forth in EXHIBIT B-2, which is attached to the Transaction Agreement and made a part of both the Transaction Agreement and this Plan (the "Surviving Entity Bylaws"). A copy of the Surviving Entity Bylaws was provided to the respective members of each Constituent Cooperative in connection with their consideration of the Merger.

         SECTION 5. BOARD OF DIRECTORS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders:

                  (a) each person serving as a director of Farmland immediately prior to the Effective Time shall become a director of UCB, as the surviving cooperative association in the Merger, to serve in accordance with the Surviving Entity Bylaws; and

                  (b) each person serving as a director of UCB immediately prior to the Effective Time shall remain a director of UCB, as the surviving cooperative association in the Merger, to serve in accordance with the Surviving Entity Bylaws.

         SECTION 6. EXCHANGE, REDESIGNATION, CONVERSION, AND CONTINUATION OF CAPITAL STOCK, NON-STOCK EQUITY INTERESTS, PATRONS' EQUITIES, AND MEMBERSHIPS. On the Effective Time, the manner and basis of exchanging and continuing the shares of capital stock, non-stock equity interests, patronage equity interests (including all entitlements to patronage refunds), any other allocated equity interests, and unallocated and capital reserves of Farmland (all such interests referred to herein as "Farmland Equity Interests"), and membership interests in Farmland and UCB, for like and equal Equity Interests and membership interests in UCB, shall be as set forth in this Section 6:

                  (a) CONTINUATION OF FARMLAND MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, each member of Farmland shall become and be a member of UCB, to the extent such member is eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, in such class and with such incidents of membership as are set forth in the Surviving Entity Articles and the Surviving Entity Bylaws.

                           However, notwithstanding the foregoing provisions, any membership which UCB Acquisition has in Farmland shall be terminated as of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders.

                  (b) TERMINATION OF THE FARMLAND MEMBERSHIP IN UCB. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, any membership interest which Farmland has in UCB shall be terminated.

                  (c) EXCHANGE AND CONTINUATION OF FARMLAND EQUITY INTERESTS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders, all Equity Interests standing on the books of Farmland immediately prior to the Effective Time shall be converted into Equity Interests in UCB at their stated dollar amount on a dollar-for-dollar basis, as follows:

                           (i) Common Stock and Associate Member Common Stock. Each share of common stock and associate member common stock of Farmland issued and outstanding or otherwise standing on the books of Farmland immediately prior to the Effective Time shall be exchanged for allocated patronage equity or allocated nonpatronage equity of UCB in a face amount of $25.00, and in such designations or series so as to preserve the year of issue (as UCB deems necessary) and other terms and conditions of the original issuance.

                           (ii) Patronage Equity Interests. All capital credits, patronage refunds, and any other allocated or to be allocated equity interests (including all entitlements to patronage refunds) as of the Effective Time which are not included in clause (i) above shall be exchanged for allocated patronage equity or allocated nonpatronage equity of UCB in a face amount equal to such capital credits, patronage refunds, allocated or to be allocated equity interests, entitlements to patronage refunds, or other equity interests in such denominations or other designations or series so as to preserve the year of issue (as UCB deems necessary) and other terms and conditions of the original issuance.

                           (iii) SF Services Warrants. The outstanding Warrants for Equity Interests of Farmland issued in the acquisition of SF Services, Inc. shall, from and after the Effective Time, represent warrants to convert into UCB allocated patronage equity or allocated nonpatronage equity in the same face amount as the Warrants could have been converted into face amount Farmland Equity Interests.

                           (iv)     Unallocated Surplus. There shall be
                                    allocated to the Farmland members (in such manner and to such members as the Farmland Board of Directors shall specify prior to the Effective Time) an amount equal to the amount by which Farmland's earned surplus account (as computed from the books and records of Farmland as of the Effective Time, in accordance with generally accepted accounting principles, consistently applied) exceeds $100 million, and UCB allocated nonpatronage equity shall be so issued to such Farmland members as of the Effective Time; provided, however, that the UCB allocated nonpatronage equity issued hereunder shall be registered in the name of UCB to be held by it in escrow and disposed of as provided in the Capital Plan of UCB.

                           (v) Preferred Stock. Each share of 8% Series A Cumulative Redeemable Preferred Stock of Farmland issued and outstanding or otherwise standing on the books of Farmland immediately prior to the Effective Time shall be converted into one share of 8% Series A Cumulative Redeemable Preferred Stock of UCB.

                           (vi) Net Effect. The net effect of the conversion of Farmland Equity Interests for like and equal Equity Interests in UCB shall be that the holders of Farmland Equity Interests standing on the books of Farmland immediately prior to the Effective Time shall hold and will have equal Equity Interests in UCB immediately following the Effective Time, in terms of stated dollar amount on a dollar-for-dollar basis, year of issue (as determined necessary), and any other rights and preferences.

                                    Notwithstanding the foregoing provisions, any Farmland Equity Interests that are held by UCB Acquisition shall be canceled and extinguished as of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members or equity holders.

                  (d) SURVIVING ENTITY ARTICLES AND SURVIVING ENTITY BYLAWS TO GOVERN. Membership in UCB and all Equity Interests in UCB issued or credited in exchange for Farmland Equity Interests, as described above, shall in all instances be governed by the provisions of the Surviving Entity Articles and the Surviving Entity Bylaws.

                  (e) FURTHER ASSURANCES OF HOLDERS OF EQUITY INTERESTS. Each holder of Farmland Equity Interests shall take such action or cause to be taken such action as UCB may reasonably deem necessary or appropriate to effect the exchange and continuation of the Farmland Equity Interests described in this Plan, including without limitation the indorsement and delivery of any stock certificates or other evidences of equity being exchanged or continued under this Plan.

                  (f) NO AFFECTED STOCKHOLDERS. Farmland and UCB Acquisition agree that the Merger does not involve any "Affected Stockholders," as defined in Section 1729.35 of the Ohio Act.

         SECTION 7. FURTHER ASSURANCES. From time to time and after the Effective Time, as and when requested by UCB, or its successors or assigns, Farmland shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further action or actions, as UCB, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to UCB, or its successors or assigns, title to and possession of all of the properties, rights, privileges, powers, and franchises referred to in Section 3 of this Plan, and otherwise to carry out the intent and purposes of this Plan.

If UCB shall at any time deem that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm of record or otherwise the title to any property or to enforce any claims of Farmland vested in UCB pursuant to this Plan, the officers of UCB, or its successors or assigns, are hereby specifically authorized as attorneys-in-fact of Farmland (which appointment is irrevocable and coupled with an interest), to execute and deliver any and all such deeds, assignments, and assurances and to do all such other acts in the name of and on behalf of

Farmland, or otherwise, as such officer shall deem necessary or appropriate to accomplish such purpose.

         SECTION 8. EFFECTIVE TIME. The Merger shall become effective at 12:02 a.m. Central Time on March 1, 2000 (the "Effective Time").

         SECTION 9. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the States of Kansas and Ohio.

         SECTION 10. ABANDONMENT. In accordance with the Kansas Act and the Ohio Act, the Merger may be abandoned at any time before the Effective Time, in the manner described in the Transaction Agreement.

         SECTION 11. AMENDMENT. Subject to any requirement or limitation imposed by law, this Plan may be amended in the manner described in the Transaction Agreement.

         IN WITNESS WHEREOF, this Plan has been agreed to and executed by the duly authorized representatives of Farmland and UCB Acquisition, as of the date first set forth above.



FARMLAND INDUSTRIES, INC.              UCB ACQUISITION CO.


By                                     By
   ---------------------------------      --------------------------------------

Its                                    Its
    --------------------------------       -------------------------------------

                                   SCHEDULE I
                                       TO
                                  EXHIBIT B-1




                    Please refer to Exhibit A-1, Schedule I

                                  EXHIBIT B-2




                          Please refer to Exhibit A-2
                            Surviving Entity Bylaws

                                    EXHIBIT C

                                  [FLOW CHART]

                        BOARD OF
                        DIRECTORS

                                OFFICE LEADERSHIP

                          CEO                 PRESIDENT
ASSISTANTS                                                             ASSISTANT


                               SENIOR MANAGEMENT

   B            B           B         A            A           A          A
FINANCE  COMMUNICATION   ENERGY   FARM MKTG   GRAIN BASED   MEMBER    BUSINESS
                                  & SUPPLY      FOODS      SERVICES  DEVELOPMENT

         B           B            B           A            A           A
       LEGAL     AGRONOMY     STRATEGIC    ALIGNED    REF. FOODS    SUPPORT
                               PLANNING     GRAIN     LIVESTOCK     SERVICES

             ALL SENIOR MANAGEMENT REPORTS TO OFFICE OF LEADERSHIP

             A AND B DENOTES PRIMARY CONTACT IN OFFICE OF LEADERSHIP
                                 A = PRESIDENT
                          B = CHIEF EXECUTIVE OFFICER

                                    EXHIBIT D

                                  CAPITAL PLAN

I.       Key Principles Underlying the Capital Plan.

         1) The total capital required by the Company will be dependent upon the assets required to be owned to accomplish its mission as well as the cost and availability of debt.

         2) Each base capital pool will have a target level of base capital.

         3) Members of the Company will be required to provide capital based upon relative use of the capitalization unit and the respective target levels of base capital.

         4) Retention of earnings will be a source of capital. The percentage of earnings to be paid in cash patronage from a patronage pool will increase as a member's capital increases relative to the base capital requirement.

         5) If a member has capital levels in excess of base capital requirements, the excess amount will be subject to retirement on a basis to be determined by the Board of Directors.

         6) Patronage-sourced earnings will be allocated on a patronage basis provided that the Board will have the authority to designate a portion of patronage-sourced earnings as unallocated surplus to build a reserve to absorb losses.

         7) Earnings from non-patronage sourced business will generally be used to build unallocated surplus.

         8) The concept of Equity Participation Units developed by Harvest States will be retained.

         9) Minimum capital requirements will be $1,000 for individual members and $10,000 for member cooperatives, with all existing members to be grandfathered under existing minimum capital requirements. New members meet minimum capital requirements through patronage earnings.

II.      Terra Tax Case.

         A.       Key Terra Principles

                  1) No owner equities will be adversely impacted in a consolidated setting as compared to stand alone. In the event, however, that there is an adverse impact, it is understood that it should be borne by the former Farmland stockholders (equity holders).

                  2) The Company must maintain a base of permanent equity to support its operations (i.e. equity which is not subject to retirement and is not credited to base capital plan requirements).

                  3) The outcome of the Terra case will not impact voting power.

         B.       Key Terra Agreements

                  1) Each party will be responsible for $100,000,000 of permanent equity.

                           a. As set forth in the Plan of Merger, at the Effective Time, the Surviving Entity will allocate and distribute to CHSC members non-patronage equity interests in the Surviving Entity in an amount equal to CHSC's surplus minus CHSC's deferred patronage as of the Effective Time and minus $100,000,000. Such non-patronage equity interests shall not be included for purposes of voting determinations but shall be "retirement/base capital eligible equity" (i.e., included in determining satisfaction of requirements for base capital and shall be eligible for redemption under the Capital
                                    Plan).

                           b. At the Effective Time, the Surviving Entity will allocate to Farmland members non-patronage equity interests in the Surviving Entity in an amount equal to the excess of the Farmland surplus over $100,000,000 as of the Effective Time. The non-patronage equity interests allocated to Farmland's members shall be distributed to such members by transfer of such non-patronage equity interests to the Surviving Entity to be held in escrow on behalf of the Farmland members until the Terra tax case is resolved and is then to be distributed to Farmland members in accordance with the provisions set forth below or canceled. So long as such non-patronage equity is held in escrow, it shall not be included for purposes of voting determinations, shall not be included in determining satisfaction of requirements for base capital and shall not be eligible for redemption under the Capital Plan; however, once distributed from escrow to Farmland members, such non-patronage equity shall be included in determining satisfaction of requirements for base capital and shall be eligible for redemption under the Capital Plan.

                  2)       If Terra is lost:

                           a. The amount of the Terra loss (which amount shall be net of the deferred tax asset created) shall be determined.

                           b. The amount in 2)a. shall be reduced by an amount equal to 64.5% of the net non-patronage income of the Surviving Entity from the Effective Time.

                           c. The net amount determined in 2)b. above shall first be allocated to Farmland members by cancellation of the non-patronage equity issued under 1)b. above up to such net amount and if, thereafter, there remains any non-patronage equity held in escrow under
                                    1)b. above, it shall be distributed from escrow to the appropriate members and shall be converted to retirement/base capital eligible equity.

                           d. If there is any net loss remaining after application of 2)c. above (the "Remaining Adjustment"), then equity in an amount equal to the Remaining Adjustment received by Farmland members in the Merger for their Farmland Equity Interests shall be converted to permanent equity so that such converted equity will not be included in determining satisfaction of requirements for base capital and will not be eligible for redemption under the Capital Plan. However, such equity will continue to be counted for voting purposes.

                           e. Permanent equity in 2)d. will be converted to retirement/base capital eligible equity at a rate of 64.5% of the total non-patronage earnings (after application of all expenses other than interest on borrowings used to pay the Terra obligation), less an appropriate interest charge to reflect the borrowings used to pay the Terra obligation, less the reduction of the deferred tax asset associated with the Terra loss.

                           f. Debt and other funding actions required to pay a Terra judgment will be serviced from non-patronage income deemed attributable to Farmland assets.

                           g. Equity balances held by estates will be retired in full regardless of classification.

                           h. An example of the foregoing is appended hereto as Appendix I.

                  3) If Terra is won, Farmland members' non-patronage equity allocated under 1)b. above will be converted into retirement/base capital eligible equity and distributed from the escrow.

III.     Other Contingent Liabilities.

         A. Key Principles. The parties recognize that there will be liabilities that arise in the future out of facts that existed at the Effective Time, which liabilities would be required to be paid by the Surviving Entity. Some of such liabilities and/or the facts related thereto may not be disclosed pursuant to the Transaction Agreement, or if disclosed, nevertheless may not be adequately reserved for in the party's financial statements.

         B. Reclassification. Accordingly, in addition to the Terra Tax case matter, the Surviving Entity shall make reclassifications of equity as follows: (a) with respect to Farmland Contingent Losses, the Surviving Entity shall reclassify the equity that was received in the Transaction in exchange for Farmland common stock or other Farmland equity, and (b) with respect to CHSC Contingent Losses, the Surviving Entity shall reclassify the equity that was retained with respect to CHSC equity or was received in exchange for CHSC equity in the Transaction.

         C.       Procedures and Definitions.

                  1) As used herein, "Farmland Contingent Loss" is a loss that exceeds $1,000,000.00 incurred by the Surviving Entity arising out of a matter or group of related matters relating to liabilities (fixed, contingent or otherwise, but not including losses relating to the Terra Tax case) of Farmland, the material facts of which existed at the Effective Time but were not included in Farmland's Disclosure Schedule and were not adequately reserved for in the financial statements of Farmland as of the Effective Time, or even if included in such disclosure schedule, were not adequately reserved for in the financial statements of Farmland as of the Effective Time, and a "CHSC Contingent Loss" is a loss that exceeds $1,000,000.00 incurred by the Surviving Entity arising out of a matter or group of related matters relating to liabilities (fixed, contingent or otherwise) of CHSC, the material facts of which existed at the Effective Time but were not included in CHSC's Disclosure Schedule and were not adequately reserved for in the financial statements of CHSC as of the Effective Time, or even if included in such disclosure schedule, were not adequately reserved for in the financial statements of CHSC as of the Effective Time; and which in either case come to light before October 1, 2000 or such earlier time as the parties agree. For purposes of these definitions:
                           (i) a loss shall be deemed to have been incurred at the earlier of the time that (a) it was actually incurred, or (b) at the time that the party incurring the loss is required by GAAP to account for the loss on its books; (ii) whether a liability was "adequately" reserved for shall be assessed with reference to the finally-determined amount of the liability in question; and (iii) the amount of a Contingent Loss shall be determined net of any actual reserves.

                  2) In determining the amount of any loss, there shall be taken into account the reserves for such loss that were provided for in the financial statements of (i) Farmland or of any unconsolidated Subsidiary of Farmland, in the instance of determining the amount of any Farmland Contingent Loss, and (ii) CHSC or of any unconsolidated Subsidiary of CHSC, in the instance of determining the amount of any CHSC Contingent Loss. Determinations of the amount of any loss shall be made by the board of directors of the Surviving Entity.

                  3) Such reclassification of equity shall be done by the Surviving Entity as follows:

                           a.       Each party's Contingent Losses shall be
                                    calculated.

                           b. $20 million shall be deducted from each such Contingent Loss figure, to arrive at a "Net Contingent Loss" figure for each party.

                           c. Reclassification of equity shall be made with respect to a party only if, and to the extent that, the aggregate of such party's Net Contingent Losses exceeds the aggregate of the other party's Net Contingent Losses.

                  4) Any such reclassification shall be made in a manner substantially similar to the procedures for the reclassification to be made if there is a loss relating to the Terra Tax case (as set forth in II above).

                  5) The provisions of this Part III may be modified upon the affirmative vote of three-fourths of the full board of directors of the Surviving Entity.

                                   APPENDIX I

1. Assume a Terra loss with a required payment of $400 million. The approximate after-tax charge to equity would be $280 million. A deferred tax asset of $120 million would be created.

2. If Farmland allocated equity is $550 million and unallocated surplus is $250 million, the $280 million charge would offset the entire unallocated account; $30 million would be carried in a deficit account.

3. Of the $550 million in allocated equities, $130 million would be converted to permanent equity. The remaining $420 million would remain as retirement/base capital eligible equity.

4. Assume, after the Effective Time, the Surviving Entity has total non-patronage income (after application of all expenses other than interest on borrowings used to pay the Terra obligation) of $93 million.

5. Of the $93 million in total non-patronage earnings, approximately $60 million would go into the Farmland pool.

6. Assume the interest expense on the Terra note is $25 million. The net non-patronage sourced income in the Farmland pool would be $35 million.

7. The $35 million net non-patronage sourced income in the pool will be sheltered with the NOL. As the NOL is used, the deferred tax asset will be reduced.

8. The net build-up in the unallocated surplus attributable to the Farmland pool will be $35 million less the reduction in the deferred tax asset. This net number will be the amount of permanent equity converted to retirement/base capital eligible equity.